Exhibit 99.1

5 August 2016

KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

HALF-YEAR RESULTS FOR THE PERIOD ENDED 30 JUNE 2016

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy, today announces its unaudited half-year results for the period ended 30 June 2016 (the “Period”).

	30 June 2016	30 June 2015	Change (%)
Net operating income (“NOI”) (£m)	78.7	58.4	35
Net profit after taxation (£m)	78.7	149.3	-48
Adjusted earnings (£m)	36.2	31.0	17
Adjusted earnings per share (p)	26.8	23.0	17
DPS paid (p)	24.0	15.0	60
Quarterly DPS announced (p)	12.0	10.0	20
	30 June 2016[1]	31 December 2015	Change (%)
Adjusted NAV (£m)	1,677.2	1,596.5	5
IFRS NAV (£m)	1,679.6	1,629.2	3
Adjusted NAV per share (p)	1,233.8	1,174.5	5
IFRS NAV per share (p)	1,235.6	1,198.5	3
Valuation uplift (£m)	47.3	91.22	-48
Net debt (£m)	1,280.8	1,109.6	15
Loan to value (LTV) (%)	41.8	39.7	2.1pp
Operational highlights in the Period:

•	Portfolio value at £3,063.2 million[1], annualised NOI of £161.4 million (£165.4 million topped-up3) across 278 properties

•	Solid asset management progress completing 85 commercial lease transactions (420,100 sq ft), and delivering an uplift over previous passing rent of 4.3%, outperforming valuers’ ERVs by 1.8%

•	Strong portfolio occupancy of 95% and long WAULTs of 7.0 years (9.0 years to expiry)

•	Took direct title of Pioneer Point, now held as direct real estate worth £76.0 million (294 unit PRS[4] scheme)

•
Disposal programme delivered a further £165.5 million of completed sales across 30 properties at an average exit yield of 5.8%, a spread of 190bps over entry yield on cost and generating an attractive return on cost of 24.0%

Financial highlights in the Period:

•	5.1% increase in Adjusted NAV per share to 1,233.8 pence (Dec-15: 1,174.5 pence)

•	60% increase in dividends paid of 24.0 pence per share (H1-15: 15.0 pence per share) or £32.6 million of dividends paid in the Period

•	Raised a further €150 million to KWE’s 2025 Euro bonds, increasing the issue to a benchmark size of €550 million on an attractive ten-year term; 89% of Euro balance sheet hedged

•	Low weighted average cost of debt of 2.9%, with 88% of debt fixed or hedged

•	Long debt term of 6.0 years; LTV of 41.8% within target range

Post Period end achievements:

•
£300 million non-core disposal programme complete with £315.3 million of disposals across 68 properties, delivered since 2015, at a premium to preceding valuation of 5.3%, generating a return on cost of 25.6% and achieving a spread between entry yield on cost and exit yield of c. 240bps.

•	Practical completion of Baggot Plaza and Block K, Vantage, together expected to add £7.9 million of annualised NOI

•	Strong leasing momentum in the UK continues with nine leases completed, adding £0.7 million of incremental annualised NOI and delivered 6.9% ahead of valuers’ ERVs

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Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:
“These strong half-year results demonstrate the team’s ongoing ability to deliver robust underlying profits from a secure and diverse £3.1 billion portfolio. As such, the Board is pleased to announce a further 12.0 pence per share dividend to be paid in Q3-16, on track to deliver 48.0 pence per share annualised target for 2016, a 37% increase over 2015, and reflecting an attractive dividend yield of 4.9%. Following the result of the EU referendum, the Board takes comfort in the strong financial position of the business with significant cash liquidity and low levels of capital commitments supported by robust operating metrics.”
Mary Ricks, President and CEO of Kennedy Wilson Europe, added:
“We strategically remained neutral between acquisitions and disposals to keep our powder dry, with £609 million of liquidity at the end of June. Our activity continues to transform the portfolio by improving covenants, locations and lot sizes – selling assets of c. £5.5 million on average where we have completed our asset management plans and buying larger assets in core locations where we see asset management upside.
“It is too early to be able to assess the level of market dislocation that will arise as the broader market is well capitalised. Our team remains disciplined in assessing opportunities and we will allocate capital where we believe we can achieve the best risk-adjusted returns.
“I am particularly pleased that we continue to see a good level of activity across our portfolio, including post Period-end. Most notably we completed our £300 million non-core disposal programme where our return requirements have not changed on deals completed after 23 June. We have delivered sales at a premium to book value and maintained a high return on cost. We continue to target a second £200 million tranche of disposals. We also delivered on major projects in the Period, and have a pipeline of value add initiatives to grow NOI.
“With 42% of our portfolio based in Ireland, Spain and Italy, our asset base and income stream is diversified both geographically and by sector to provide additional security. Our UK portfolio remains robust and continues to deliver strong asset management momentum with 12 leases completed after 23 June delivering additional income of £0.9 million and 6.1% ahead of valuers’ ERVs, with more to come.”

Footnotes:

1.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than the Italian office portfolio which has been valued by Colliers); loan portfolios have been fair valued by Duff & Phelps, in each case at 30 June 2016. See page 5 for further details on valuation uncertainty as a result of the UK’s referendum result to exit the EU

2.	Valuation uplift for H2-15

3.	Topped-up NOI includes expiration of rent-free periods and contracted rent steps over the next two years

4.	Private rented sector

Dividend
The directors of the Company have resolved to pay an interim quarterly dividend of 12.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	5-Aug-16	18-Aug-16	19-Aug-16	31-Aug-16

For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

Results presentation, audio webcast and conference call today
A results presentation and audio webcast/conference call is being held today at 12:00pm BST at:
FTI Consulting
200 Aldersgate
Aldersgate Street
London EC1A 4HD

In addition, the presentation will be available to download from the Company’s website www.kennedywilson.eu

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To participate in the call, please dial:

From United Kingdom / International: +44 (0) 20 3043 2002
From Ireland: +353 (0) 1 246 5638
From US: +1 (719) 457-1036
Participant Password: 4052371
Event title: Kennedy Wilson Europe Half Year Results
The live audio webcast will be available on the Company’s website www.kennedywilson.eu

About Kennedy Wilson Europe
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £3.0 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy-Wilson Holdings, Inc.
Kennedy-Wilson Holdings, Inc. (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, it also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Cautionary Statement and Forward Looking Statements
This announcement has been prepared for, and only for the members of the Company, as a body, and no other persons. The Company, its directors, employees, agents or advisers do not accept or assume responsibility to any other person to whom this document is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed. By their nature, the statements concerning the risks and uncertainties facing the Company and/ or the Group in this announcement involve uncertainty since future events and circumstances can cause results and developments to differ materially from those anticipated. This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. Nothing in this announcement should be construed as a profit forecast.

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Chair’s introduction
On behalf of the Board, I am pleased to present our half-year results for 2016 where the investment management team continues to deliver both strong operational and financial performance. During the Period, the shares of KWE became constituent members of the FTSE EPRA/NAREIT Global Real Estate Index Series and the GPR 250 Index Series. These are both important specialist indices for our investors, in addition to the FTSE 250 Index, which KWE has been a member of since 2014.
Results
The Group delivered Adjusted NAV per share of 1,233.8 pence, up 5.1% over the six months to June 2016. Adjusted earnings per share were 26.8 pence per share (£36.2 million) and basic earnings per share were 57.9 pence per share (£78.7 million).
Dividends
Today the Board is pleased to announce a quarterly interim dividend of 12.0 pence per share, on target to meet the 2016 annualised dividend of 48.0 pence per share announced at year-end.
The quarterly dividend of 12.0 pence per share will be paid on 31 August 2016 to shareholders on the register at the close of business on 19 August 2016. Over the Period, dividends of 24.0 pence per share, or £32.6 million were paid, a significant increase of 60% over the same period last year.
The Board is comfortable that the business has reached a sustainable dividend level at £65.2 million or 48 pence per share annually, which implies an attractive dividend yield of 4.9%, based on the current share price. The Board will continue to monitor the pay-out level as we look to grow portfolio cash flows.
Outlook
In light of the EU referendum result, the Board is alert to potential risks and opportunities to the investment and occupier markets in the UK and our other target markets of Ireland, Spain and Italy. We actively monitor the risk of investment market volatility feeding into the underlying fundamentals in which we operate. KWE benefits from a unique blend of debt and equity skills, strong market relationships, multi-sector approach and a wealth of experience working through market dislocations.
The business remains in a robust position benefitting from a highly diversified portfolio, both geographically and by sector, low capital commitments and ample liquidity to capitalise on potential opportunities. To date, the business is not seeing uncertainty feed into our occupier base, with a good level of leasing activity completed and underway since 23 June. Similarly, on the disposal front, the small lot sizes of our disposal pipeline proved to have good liquidity and we expect this to continue as investors hunt for yield in this all-time low interest rate environment.
Performance review
Our progress and outlook
We are actively engaged across all asset management activities including disposals, where we have completed over £300 million of non-core disposals at very attractive returns.
The £3,063.2 million property portfolio comprises 268 directly owned assets with a total area in excess 12.1 million sq ft (excluding loans, hotels and development assets). This consists of a direct real estate and hotel portfolio of £2,981.4 million and a further two loan portfolios secured by 10 assets, with a value of £81.9 million.
We have successfully executed on our Asset via loan (AVL) strategy and took direct title of Pioneer Point (294 PRS units) on 5 February. This, combined with the disposal of the underlying collateral of Avon in Q1-16, has resulted in loans now comprising 2.7% of the portfolio. Where opportunities exist, we will continue to use this strategy through primary and secondary trades to capitalise on our AVL strategy.
Investments
We have strategically acquired significantly less in this half-year compared to the two preceding half-years in order to keep a balance between our acquisitions of £172.8 million across six assets, and disposals over the Period of £165.5 million over 30 assets. This has allowed us to improve our liquidity, which stood at £609 million at the end of the Period. Importantly, our net investment activity continues to transform the portfolio into the next cycle as we acquire larger assets in excellent locations with asset management upside.

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Table 1: H1-16 acquisitions

Name	Sector	Purch. date	Net purch price (£m)	Cap value (£ psf)	YOC (%)	Avg rent (£ psf)	WAULT (years)	EPRA Occup’y (%)
Schoolhouse Lane	Dev/O	24-Feb	7.7	Na	Na	Na	Na	Na
Blackrock Bus. Park	Office	4-Mar	11.2	222	6.8	15.60	5.2	98.5
Leisureplex	Dev/R	21-Apr	11.9	Na	Na	Na	Na	Na
The Chase	Office	3-May	49.5	282	3.8	12.40	3.4	68.2
Towers Bus. Park	Office	4-May	82.0	284	6.7	19.40	5.0	96.3
Chelmsford	Industrial	8-Jun	10.5	66	6.8	4.80	2.9	100.0
H1-2016 total			172.8	227	5.7	13.80	4.5	88.4
At Period-end, disposals since 1 January 2015, including those completed in the Period totalled £292 million, across 65 properties with proceeds meeting or exceeding business plans – achieving premiums to book value of 5.7%, a return on cost of 23.6% and a spread between entry yield on cost and exit yield of c. 235bps.
Table 2: Disposal statistics from 1 January 2015

	Area (m sq ft)	No. of assets	Sale proceeds (£m)	Premium to book value (%)	ROC (%)	Hold period (months)
Office	1.0	15	80	6	45	17
Retail	0.2	14	44	12	35	13
Industrial	0.4	1	17	3	37	21
Leisure	0.2	11	20	15	16	13
Loans	Na	24	131	3	10	18
Disposals	1.8	65	292	5	24	17
Post Period-end	0.1	3	23	-	58	18
Total, incl. PPE	1.9	68	315	5	26	17

Shortly after the Period-end, we completed our £300 million non-core disposal programme totalling £315.3 million. Disposals completed post the EU referendum continue to be executed at attractive pricing in excess of our 15% target return. Total disposals to date have been completed at c. 5% ahead of book value, at a return on cost of 25.6% and at a spread between entry yield on cost and exit yield of c. 240bps.
Table 3: Portfolio statistics at 30 June 2016

Sector	Area (m sq ft)	No. of assets	YOC (%)	Portfolio value[1] (£m)	Annual’d NOI (£m)	EPRA NIY (%)	WAULT (years)	EPRA Occup’y (%)
Office	4.7	54	6.4	1,479.6	81.9	5.3	5.6	95.4
Retail	3.5	155	6.8	708.5	45.6	6.1	8.9	93.6
Industrial	2.9	34	7.3	190.0	11.8	5.8	6.2	94.2
Residential (PRS)	0.4	3	3.6	174.1	6.7	3.1	Na	93.92
Leisure	0.6	13	7.0	116.6	5.7	5.4	12.2	96.9
Property total	12.1	259	6.4	2,668.8	151.7	5.4	7.0	94.6
Developments	-	7	-	243.5	-	-	-	-
Hotels	-	2	5.6	69.0	3.0	4.1	-	-
Loans	-	10	8.2	81.9	6.7	7.7	-	-
Total/average	12.1	278	6.5	3,063.2	161.43	5.5	7.0	94.6

1.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than the Italian office portfolio which has been valued by Colliers); loan portfolios have been fair valued by Duff & Phelps in each case at 30 June 2016.

2.	Excludes commercial units.

3.	Topped-up NOI: £165.4 million

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Valuation certainty following the EU referendum
Following the result of the UK’s EU membership referendum held on 23 June 2016, CBRE, the principal valuer, has noted in its valuation that it has not been possible to gauge the effect of this decision on property valuations at 30 June 2016 by reference to transactions and market comparables. We are now in a period of uncertainty in relation to many factors that may impact the property investment and letting markets. Further information on the valuation uncertainty paragraphs included by the Group’s independent property valuers are disclosed in note 9 to the accounts on page 43.

Portfolio Management
Successful commercial leasing in the Period, continued post Period-end, contracting on £8.8 million of rent and delivering incremental annualised NOI of £1.6 million or 4.7% ahead of previous passing rent and 2.7% ahead of valuers’ ERVs. Our like-for-like ERVs across the portfolio have increased by 2.6% in the six months, primarily driven by Irish offices, PRS and Italian offices.
Like-for-like annualised NOI was down 1.2% in the Period, primarily driven by lease rollover in the UK portfolio and a reduction in hotel income as both the Fairmont and Portmarnock are not fully operational as we are completing our refurbishment programmes.
We have seen continuing strong levels of occupational demand in the UK with 128,900 sq ft of leasing activity post Period-end, securing an additional £0.9 million of NOI.  Leases that rolled over across our UK office and industrial portfolios were to business plans and we have made good progress re-letting space. We have several units under offer and expect our re-lettings to be inline or ahead of target. Our most challenging market remains our offices in Aberdeen due to weak occupational demand owing to the oil price slump.  We expect vacancy to rise in this sub-market as some leases have expiries over the next 18 months.
Table 4: Asset management transactions

	No. of lease transaction	Commercial area (sq ft)	Incremental annual NOI (£m)
GBP	54	371,800	0.5
IRL	19	39,400	0.2
ESP	12	8,900	-
Total	85	420,100	0.7
Post Period-end	9	128,900	0.9
Total, incl. PPE	94	549,000	1.6
A significant level of PRS renewal and letting activity was undertaken over the Period, with 331 lease transactions completed across our three properties at Pioneer Point in the UK and Vantage and Liffey Trust in Ireland.
Pioneer Point is in a transition phase as we progress the construction works and move the balance from short-term contract lets to Assured Shorthold Tenancies (ASTs) to maximise value. We expect there to be considerable NOI growth in 2017 as the South Tower is let up post completion of works and over time as operating efficiencies are achieved.
Both Vantage and Liffey Trust continue to benefit from strong rental growth but the Period under review saw a slight seasonal reduction in occupancy. At Liffey Trust, standard two-beds have been let between £1,325 and £1,425 per month, showing growth of c. 7.5% on average. Similarly, at Vantage, refurbished two-beds are increasingly being let between £1,545 and £1,585 per month. We are confident in the strength of our PRS model and expect to benefit from rental growth in future periods. This bodes well for the adjacent 166 units at Block K, which we will be bringing to the market later next month.

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Table 5: Notable lease transactions on stabilised properties

Scheme					Lease transaction
	Acq’n port.	Property, city	Sector	Area (sq ft)	Type	Tenant	Area (sq ft)	Term (years)	% over prev.
GBP	Artemis	Hambridge Lane, Newbury	Industrial	66,600	Rent review	Herma UK	28,700	na	+13
GBP	Jupiter	Centurion Park, York	Retail	21,700	Rent review	Pendragon	21,700	na	+26
GBP	Gatsby	Mill Lane Trading Estate, Croydon	Industrial	61,600	New lease	F Smith & Sons	17,900	8.0[1]	+19
GBP	Gatsby	Seamer Road, Scarborough	Retail	15,200	New lease	Magnet	15,200	2.0	+18
GBP	Artemis	MXL Centre, Banbury	Industrial	109,300	New lease	Covenco	11,200	5.0	Prev. vacant
GBP	Gatsby	13 Snax assets	Leisure	Various	Rent review	Snax	Various	na	+9
GBP	Gatsby	Walworth Road, Eleph. & Castle	Retail	38,900	Re-gear	Iceland	9.900	10.0	+7
GBP	Jupiter	Hempshaw Lane, Stockport	Leisure	17,700	Re-gear	Pure Gym	17,700	13.0	Removed TBO
GBP	Gatsby	19 Bridge St, Stratford u. Avon	Retail	1,400	New lease	Jo Malone	1,400	5.0[2]	Prev. vacant
GBP	Gatsby	92 High St, Shirley	Retail	22,300	Re-gear	Waterloo Bridge	960	15.0	+21
IRL	Opera	Charlemount House, Dublin 2	Office	9,300	Rent review	Frank Glennon Ltd	9,300	na	+19
IRL	Opera	The Warehouse, Dublin 2	Office	19,500	Rent review	MHC	6,600	na	+116
IRL	Na	Blackrock BP, Dublin 18	Office	50,500	Rent review	Tektronix	4,700	na	+
IRL	Opera	Russell Court, Dublin 2	Office	138,800	New lease	KPMG	2,400	10.0	Prev. vacant
IRL	Central Park	Vantage, Dublin 18	Retail	17,800[3]	New lease	Simply Beauty	900	5.0[2]	Prev. vacant

1.	15-year lease with tenant break option (TBO) at year eight

2.	10-year lease with TBO at year five

3.	Area of commercial space
Key asset management achievements

UK

•
At 111 Buckingham Palace Road, London, SW1 (224,100 sq ft office), we continue on site with the extension and refurbishment of the reception and are on track to deliver this in conjunction with our 2016 rent reviews and expiries. We have extended the scope of our refurbishment to include the “Sky Lobby” to include a new café operation and break out space.  This will be completed prior to the Advent expiry in December 2016 and is expected to help drive rents for the re-letting of this space.  Comparable market rents continue to be significantly ahead of our average rents of £47 psf.

•
At Friars Bridge Court, London SE1, (Jupiter portfolio, 99,100 sq ft office), we submitted a planning application for a redevelopment of the building (including a doubling of the net lettable area) and received a Resolution to Grant planning permission in early July.  We continue to review our redevelopment and refurbishment options as our passing rents remain well below market levels.

•
At Fairmont, St Andrews (209 room hotel), we continue to roll out our refurbishment programme and have completed further projects in the Period including the new reception and atrium which have transformed the impression of the common areas.  Refurbishment of the bedrooms will continue through H2-16 and into early 2017.  These projects will help drive ADR and occupancy.

•
At Pioneer Point, Ilford, IG1 (294 PRS units), the capital expenditure programme in both towers is progressing well and remains on track and on budget.  Work continues on the plans for the amenity package with an anticipated delivery in summer 2017.  Plans for the furnishings of the 135 units in the south tower are underway and leasing is expected to begin in the new year to bring the project to full stabilisation.

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•
In addition, we completed the refurbishment of the reception at Seafield House in Aberdeen on time and on budget and are currently on-site with refurbishment projects in Epsom, Camberley and Birmingham office assets.

Ireland

•
At Baggot Plaza, Dublin 4 (Opera portfolio, 129,300 sq ft office redevelopment), practical completion was achieved on 1 July 2016, with the building handed over to Bank of Ireland to continue its tenant fit-out. The 15-month construction timeline was aggressive for this comprehensive development given the size of the project and construction market supply constraints, but the project came in on time and on budget. KWE agreed a pre-let for the entire building to Bank of Ireland on a 25-year lease (20-year term certain) at a headline rent of €47.50 psf in Q4-15 reflecting a stabilised yield on cost of 8.6%.

•
At Block K Vantage at Central Park, Dublin 18 (166 PRS units and 15,000 sq ft of commercial space), practical completion was achieved on 27 July 2016, post Period-end. The scheme complements the existing 276-unit Vantage scheme and brings KWE’s total ownership at Central Park to 442 PRS units and 34,000 sq ft of commercial space.

•
At Stillorgan, Dublin 18, concept design has commenced on the Leisureplex site (40,000 sq ft Leisureplex building and two houses on a high profile 2.2 acres). The acquisition will provide a significant redevelopment opportunity to both the Stillorgan Village area and offer complementary uses to our Stillorgan shopping centre, where substantial refurbishment plans are being progressed.

•
At The Chase in Dublin 18 (175,600 sq ft), architects are advancing plans to refurbish and extend the reception space of the building, which will improve the appeal of the building and reaffirm its position as one of the top office properties in Sandyford. Partial fit-out works will commence during Q4-16 in the 55,200 sq ft of vacant office space.

•
At Schoolhouse Lane, Dublin 2 (13,300 sq ft office redevelopment), a planning application was submitted in Q2-16 to extend the building to approximately 15,700 sq ft. KWE expects to complete the full refurbishment and extension in the second half of 2017, targeting a stabilised yield of approximately 6.5% once the building is fully let.

•
At Portmarnock Hotel & Golf Links, Dublin (135 room hotel), the substantial refurbishment is nearing completion. 90 bedrooms (including the bathrooms and adjacent corridors), the Seaview lounge, entrance lobby and men’s golf changing rooms have all been refurbished. The car park and reception transformation was recently completed post Period-end, and the new spa, gym and link lounge/restaurant will be completed in September 2016.

Spain

•
At Santisima Trinidad 5, the conversion of this 25,800 sq ft office building into 24 modern residential units in central Madrid (Chamberi neighbourhood) has been underway since summer 2015.  We have now exchanged on 22 of the 24 available units at levels ahead of underwriting. Construction is on track to complete in Q3 2016 with sales completing shortly thereafter.

•
At Puerta del Sol 9 we have submitted the “plan especial” for the conversion of the property for 37,000 sq ft of retail use as a flagship store on one of Madrid’s busiest squares.  We have received positive preliminary feedback from the municipality and also from potential retail tenants.  The high street retail market in Central Madrid continues to strengthen from an occupational and an investment perspective.

Our markets
UK
The UK economy performed ahead of expectations in the second quarter of 2016, with the ONS releasing Q2-16 GDP growth estimate of 0.6% or an increase of 2.2% over of the same period last year, and an improvement on Q1-16 GDP growth of 0.4%. Despite this, independent forecasts for 2016 have moderated downwards to 1.5%, according to HM Treasury, in anticipation of an economic slowdown owing to the anticipated exit of the UK’s membership of the EU.
Property investment volumes to June 2016 have fallen from the exceptionally high figures achieved in 2015, as volumes were subdued by uncertainty ahead of the EU referendum vote. It is worth noting that volumes in the first half of the year were on par with 2014.
Redemptions among the UK open-ended real estate funds have led to some funds looking to raise liquidity within a short time period. We may see a few more unwilling sellers among the funds who are trying to raise liquidity to match redemptions. A large proportion of these funds own institutional properties that fit well within KWE’s acquisition targets.
Office rents have continued to increase, according to IPD, albeit, at slower levels than were seen in 2015.  Underlying occupational demand for industrial assets continues to be strong with industrial take up increasing and industrial rents rising marginally, according to IPD. Our South East sub-markets such as Croydon, Maidenhead, Watford and Reading have witnessed a number of large deals reflecting strong rental growth.

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Prime high street retail benefits from low voids and despite a handful of high profile legacy administrations retail company failures are at an all-time low and well below average since 2007, according to Cushman & Wakefield. Our own high street retail portfolio benefits from a high occupancy of 97.5%.
Yields were flat across our key markets in the first half, with valuations affected also by the 1% increase in stamp duty which became effective from April 2016.
Ireland
The Irish economy remains strong and is projected to grow by 4.8% in 2016, according to the Central Bank of Ireland. Other key economic indicators are similarly positive, with unemployment dipping to 7.8% and consumer sentiment up nearly 20% from the 20-year average, according to the Central Statistics Office of Ireland (CSO). Dublin is well-placed to benefit from potential job relocations and the additional foreign direct investment opportunities that may arise, as companies look to realign their geographic footprint. This should increase demand for offices and PRS, in particular.
Our Irish portfolio had a positive six months. On the office side healthy levels of take-up helped push prime headline rents to €57.50 psf, up 15% year-on-year, according to CBRE, and Dublin 2/4 vacancy rates for Grade A stock are now at 2.4%. According to the CSO, retail sales volumes were up 8.1% annually to May 2016 which has translated into a 3.6% annual uplift of Prime Grafton Street Zone A rents. Grafton Street provides a strong indication of retail rents in the Irish market and these positive increases bode well for our retail portfolio.
According to the Residential Tenancies Board (RTB), PRS rents in Dublin have grown by an average of 8% over the last year, as at Q1-16, supporting income growth at our PRS portfolios.  Apartment supply in Dublin, remains tight with no significant change forecasted in the near term.
CBRE hotel data in July 2016 shows Hotel RevPar up by 22% over the last year which our Portmarnock Hotel & Golf Links is well-positioned to capture once the extensive refurbishments are competed in September 2016.
These strong fundamentals helped drive the investment market with JLL recording €2.9 billion of transactions in the period (H1-15: €1.7 billion). A number of new core investors entered the market further underpinning the long term investment fundamentals. With NAMA still an active seller of both loans and direct assets, and more potential sales by private equity firms, we expect sales volumes to exceed the €3.4 billion recorded in 2015.
Spain
The Spanish economy continues to benefit from sustained growth, despite ongoing political uncertainty. Spanish GDP grew by 3.4% year-on-year to Q1-16, the ninth consecutive quarter of growth, and outperforming the Euro-area GDP growth average by 1.7%, according to Eurostat. Strong domestic demand remains the key to the economic recovery, driven mainly by improving household consumption.
Commercial real estate investment volume in Spain amounted to €2.9 billion during the first half of 2016, down c. 30% over the same period last year, according to Savills, with the main driver being lack of product. International capital represented 73% of total investment volumes in H1-16.
Spanish banks, through loan sales or assets out of bankruptcy, still represent the majority of supply of real estate assets in Spain. The deleveraging process continues and the combination of better capital provisions and an improvement in the market is likely to bridge the gap between bid and offer and allow more sales from banks’ balance sheets.
Our retail portfolio is well placed to benefit from the significant increase in retail activity in Spain. Retail sales for Q1-16 increased over 3% year on year, according to the Institute of Spanish Statistics, and there continues to be an active interest in both prime high street locations and prime shopping centres. Current rents continue to sit significantly below those achieved in prior cycles, and as such we expect the continuing market recovery to bring rental increases across the sector as a whole.
Italy
Post-crisis reforms are making slow progress in Italy and the economy continues to slowly accelerate, growing 0.3% in Q1-16, according to ISTAT. Growth was mainly driven by household consumption, offset by a slump in exports.
The investment market remains positive with transaction volumes reaching €3.6 billion in H1-16, according to CBRE. In Q2, almost €1.9 billion was invested, a 12% increase year-on-year. Over the past 18 months, investor focus shifted from retail to offices, which accounted for more than 40% of investment volumes, with a particular focus on Lombardy. Milan remains the most attractive office market, with improved leasing fundamentals and tenant incentives in progressive decline. Our focus remains in the north of the country. We are however seeing institutional investors increasingly investing in the Southern regions, particularly in the retail sector where the yield differential is attracting a number of investors.
Also of note was the first stock market listing of an Italian real estate company in more than a decade. This will hopefully lead to further IPOs and bring additional liquidity to the market. We expect to see the most significant investment

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opportunities arising from fixed-life funds in liquidation coupled with more strategic sales from the Italian banks. The next phase of sizeable supply of real assets is most likely to come from the Italian banks deleveraging as well as sales from larger private equity houses who are investing in bulk non-performing loan transactions.

Half-year statement on principal risks and uncertainties
Oversight of the risk management process is provided by the Investment Manager, the Audit Committee and, ultimately, the Board. Day-to-day management of those risks is embedded in everything we do and is integral to all of the Investment Manager’s transactional, operating and financial activity.
We maintain a formal risk register designed to capture key risks, their associated mitigating factors and an assessment of the adequacy of controls in place. The risk register informs the principal risks and uncertainties faced by the Group and has been reviewed and updated during the Period.
The principal risks of the business are set out on pages 32 to 36 of the 2015 Annual Report and Accounts along with mitigating factors or controls. These continue to be: General economic conditions; Availability of finance; Failure to implement and poor execution of the investment strategy; Development and construction; Leverage and treasury; Occupier demand, tenant defaults and income sustainability; Dependence on the Investment Manager; Regulatory and environmental; Taxation; and Political risks. The risk of the UK decision to exit the European Union was identified under the ‘Political’ risk heading.
In light of the UK’s referendum result to exit from the EU, this risk has been updated in consideration of a more detailed assessment of potential impact and also our mitigating factors. This is noted below.
Other than this update the Board believes that there has been no material change to the Group’s principal risks and uncertainties since the publication of the 2015 Annual Report and Accounts.
UK exit from European Union risk
Given the short period of time since the referendum result it is too early to tell what the impact of the decision to leave the EU will be on real estate investment and occupier markets in the UK and our other target markets.
In the short to medium term in a period of significant uncertainty while the manner of the exit is negotiated and trade relationships are reset, there exists a downside risk to valuation and potentially occupier demand. Refer to the section on valuation uncertainty on page 43.
The subsequent negotiated position may have a longer term macro-economic impact resulting in lower GDP growth, sustained occupier demand weakness and low rental growth.
In spite of this uncertainty, the Group is well placed and benefits from the following mitigating factors which mean that the residual risk of a significant adverse impact on in-place business plans is deemed to be low.

•	The portfolio is geographically diverse reducing the overall exposure to the UK. Assets held in Ireland, Spain and Italy account for 42% of the portfolio

•
There is a low level of voids, with occupancy at a high 94.6% and a tenant base which is extremely diverse with over 560 tenants. In particular, there is no exposure to City of London or Canary Wharf assets and financial services tenants account for a small percentage of NOI and are not based in Central London

•	There are currently no significant development project exposures

•	With an investment grade credit rating and live EMTN programme we have access to a diverse source of financing options

•	There exists significant cash and undrawn line liquidity (£609 million at 30 June 2016)

•	We have good LTV covenant headroom. The UK portfolio values would have to fall 52% for the Group bond LTV covenant to be breached (or a greater than 30% fall across the whole portfolio)

•
Foreign exchange volatility, as has been proved during the first half of 2016, is mitigated by natural matching in Euro denominated borrowings or derivative instruments which significantly mute the impact on NAV

Further detail can be found under the Leverage and Treasury risk heading on page 34 of the 2015 Annual Report.
The Board and Investment Manager continue to closely monitor developments and transactional activity in the second half of 2016.

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Financial review
Table 6: Financial key performance indicators (KPIs)

	30 June 2016	30 June 2015
Total accounting return (%)	7.1	9.6
Adjusted NAV per share (p)	1,233.8	1,108.9
Adjusted earnings per share (p)	26.8	23.0
Dividends paid (p)	24.0	15.0
LTV (%)	41.8	31.1
Weighted average cost of debt (%)	2.9	2.8
Overview
The financial results for the Period continue to reflect positive profits growth. NOI was £78.7 million which is an increase of 34.7% on the same period in 2015. This has resulted in increased adjusted earnings of 26.8 pence per share (a 16.5% increase on 2015).
Increased earnings have driven the dividend levels paid in the Period which amounted to 24.0 pence per share and the third dividend of 2016 declared by the Board of 12.0 pence per share continues the delivery of a sustainable and attractive income return for our investors.
The total accounting return for the Period was 7.1%, which was the combination of NAV growth driven by valuation gains and some positive foreign exchange movements plus dividends paid which contributed 2.0% to the total return.
During the Period we have continued to actively manage our debt profile and to increase our mix of unsecured debt. This was achieved through a successful €150 million tap of our 2025 €400 million notes issued in November 2015 – now a benchmark size of €550 million.
In the Period, our average term to maturity has increased to 6.0 years (31 December 2015: 5.3 years). Our weighted average cost of debt is a competitive 2.9% which also enjoys a high level of certainty given that 88% of borrowings are fixed rate or hedged by way of interest rate caps.
In light of the uncertainty leading up to the UK referendum on EU membership we drew down £75 million under the Group revolving credit facility in order to increase further our strong cash liquidity.
As at 30 June 2016 the Group LTV stood at 41.8% (31 December 2015: 39.7%); which is well within our target range.
Net operating income
Net operating income consists of net rental income, the hotel earnings and loan portfolio interest income. The chief drivers of the substantial net operating income growth in the Period compared to prior year is the full impact of acquisitions made during 2015.
Administrative expenses
Total administrative expenses (excluding hotel operations, which are included in NOI) are £6.0 million for the Period (2015: £6.5 million) and in line with expectations. On an annualised basis the 30 June 2016 cost ratio to portfolio value of 40bps compares favourably to 59bps for the same period in 2015.
Investment Management fees
Investment Manager fee
The Investment Manager is entitled to receive a management fee at an annual rate of 1.0% of the Group’s EPRA NAV, payable quarterly. In line with the investment management agreement, the fee is settled 50% in cash and 50% in shares, where new shares are issued if the prevailing share price is at or above IFRS NAV per share. Where the prevailing share price is at a discount to IFRS NAV per share, an amount equivalent to the fee is applied insofar as possible towards market purchases of existing shares. The total investment management fee for the Period is £8.1 million, where the 50% share component is expected to be settled through market purchases of existing shares.
Performance fee
The 2015 performance fee (£29.7 million) was settled in the Period through market purchase of existing shares.

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To be eligible for a performance fee in 2016 the minimum total return required is 10% of the 2015 EPRA NAV.
As at 30 June 2016 this threshold has not been met and a performance fee charge is not recognised in the income statement. Total return performance will be assessed again for the purposes of determining a performance fee at 31 December 2016.

Financing costs
The Group’s net finance costs were £28.9 million (2015: £11.6 million). This increase is primarily due to the issue of bonds and the diversification of the debt mix alongside acquisitions during 2015. The average cost of debt has been maintained at an attractive 2.9%.
Within the finance cost there is included a £2.4 million charge in relation to the time value element of foreign exchange option valuations which cannot be designated for hedge accounting under IAS39. This item is an EPRA adjustment in arriving at the adjusted earnings figure for the Period.
Tax
The Company is tax resident in Jersey but liable to any foreign tax on activities in its overseas subsidiaries.
Investments in Ireland are held through two Irish qualifying investor alternative investment funds, which are exempt from any Irish taxation on income and gains. The cost of maintaining these regulated funds, including depository, AIFM and administrator costs, are included within Administrative Expenses.
The Italian portfolio is held through a regulated close-ended alternative investment fund which is exempt from Italian tax on income and gains.
The Group is subject to corporate income tax at 25% on taxable profits generated within its Spanish subsidiaries.
Income tax is payable at 20% on rental income deriving from UK investment properties.
The total tax charge for the Period is £2.9 million. This has reduced from 2015 (£3.2 million) due to successful capital allowance reviews undertaken in the last twelve months.
Adjusted earnings
To indicate the extent to which the dividends paid to shareholders are underpinned by earnings, we report adjusted earnings. The only adjustment to the standard EPRA earnings definition is the addback of the performance fee expense, as this is considered capital in nature. As at 30 June 2016 there is no performance fee accrual (30 June 2015: £5.5 million).
Adjusted earnings per share were 26.8 pence in the Period (June 2015: 23.0 pence per share)
Table 7: Adjusted earnings statement

	30 June 2016 (£m)	30 June 2015 (£m)
NOI	78.7	58.4
Investment Manager fee	(8.1)	(7.3)
Administrative expenses	(6.0)	(6.5)
Net finance cost	(28.9)	(11.6)
Tax	(2.9)	(3.2)
EPRA adjustments	3.4	1.2
Adjusted earnings	36.2	31.0
Adjusted earnings per share (p)	26.8	23.0

Dividends
Dividends paid during the Period total £32.6 million, comprising:

•	the 12 pence per share interim dividend paid on 31 March 2016, in the amount of £16.3 million; and

•	the 12 pence per share interim dividend paid on 23 May 2016, in the amount of £16.3 million.
The Company intends to pay an interim dividend of 12.0 pence per share on 31 August, to shareholders on the register at the close of business on 19 August 2016.

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Balance sheet
Table 8: Balance sheet

	30 June 2016 (£m)	31 December 2015 (£m)
Total portfolio	3,063.2	2,792.7
Cash	459.0	326.5
Gross debt	(1,739.8)	(1,436.1)
Other assets and liabilities	(102.8)	(53.9)
IFRS net assets	1,679.6	1,629.2
Adjusted for:
Mark-to-market of derivative financial assets	(0.3)	(0.9)
EPRA net assets	1,679.3	1,628.3
Adjust for share based payment reserve:
Performance fee:	-	(29.7)
Investment management fee	(2.1)	(2.1)
Adjusted net assets	1,677.2	1,596.5
Adjusted NAV per share (p)	1,233.8	1,174.5

Portfolio valuation
As at 30 June 2016, the Group’s investment portfolio was valued at £3,063.2 million, the movement in the Period reflecting new acquisitions and disposals, credit for capital expenditure, valuation uplift and foreign exchange gain on translation of the Euro portfolio to our reporting currency.
Table 9: Portfolio valuation movements since 31 December 2015

(£m)
31 December 2015 portfolio valuation	2,792.7
Additions	176.8
Disposals	(162.9)
Capital expenditure	73.2
Foreign exchange / other	136.1
Valuation movement	47.3
30 June 2016 portfolio valuation	3,063.2

Adjusted NAV
We report an Adjusted NAV to illustrate EPRA NAV after the impact of the fees recognised in the share based payment reserve. The 5.1% Adjusted NAV growth reflects a combination of valuation surplus, retained earnings and some foreign exchange gain.
The Period under review was characterised by increasing uncertainty in relation to the UK referendum on EU membership which resulted in significant foreign exchange volatility and the subsequent result meant that Euro had strengthened by 13.2% against Sterling by Period-end. A lot of this volatility was eliminated in our NAV through the use of natural hedging (i.e. Euro denominated borrowings) and derivative instruments. At 30 June 2016 89% of our Euro assets were hedged through these methods.

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Table 10: Adjusted NAV movements

	(£m)	(p per share)
31 December 2015 adjusted NAV	1,596.5	1,174.5
Valuation surplus	47.3
Gains on sale	0.2
Adjusted earnings	36.2
Dividends	(32.6)
Foreign exchange/other	29.6
30 June 2016 adjusted NAV	1,677.2	1,233.8

Cash flow and treasury management
Liquidity, comprising cash and undrawn facilities, total £609.0 million at 30 June 2016, compared with £551.5 million at 31 December 2015.
KWE maintains a £225.0 million multi-currency revolving credit facility. At 30 June 2016, £75.0 million was drawn leaving £150.0 million available.
The Group’s interest rate hedging policy is to eliminate substantially the risk associated with interest rate volatility, through a combination of fixed rate borrowings and, in respect of floating rate debt, the use of interest rate caps. The level of fixed rate or hedged debt has increased to 88.0% over the Period.
Financing activity
Table 11: Key debt measures

	30 June 2016	31 December 2015
Gross debt (£m)	1,739.8	1,436.1
Cash (£m)	459.0	326.5
Undrawn facilities (£m)	150.0	225.0
LTV (%)	41.8	39.7
Cost of debt (%)	2.9	2.9
Fixed rate or hedged debt proportion (%)	88.0	85.0
Fixed charge cover (x)	2.5	2.9

On 10 June 2016 S&P Global Ratings affirmed its 'BBB' long-term corporate credit ratings for the Group. Their stable outlook reflected the benefit of a diverse portfolio of real estate assets supporting stable cash flow and interest cover as well as low debt maturities in the coming years coupled with high available liquidity sources.
Continuing the strategy to increase the mix of unsecured debt, on 19 April 2016 we completed a €150 million tap to the €400 million outstanding senior unsecured notes issued by KWE under its EMTN Programme established in November 2015. These new notes were issued at a yield of 3.039%.
We also entered into two 15 year facilities secured by retail assets from our Spanish portfolio. We drew €87.3 million (£72.9 million) at a very attractive margin of 1.6%. We also repaid £38 million of secured debt during the first half of 2016, mainly as a result of our ongoing disposal programme.
As a result of the financing activity during the Period, including the above transactions, our weighted average term to maturity improved to 6.0 years, while our cost of debt was maintained at 2.9%.
At 30 June 2016, LTV stood at 41.8% compared with 39.7% at 31 December 2015, the small increase driven by the transactional activity and capital expenditure incurred in the Period. Group LTV is not expected to exceed 50% and we continue to target a ratio below 45%. The fixed charge cover (the ratio of adjusted earnings before finance costs to finance costs) was a comfortable 2.5 times.

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Throughout the Period and as at 30 June 2016, the Group was in compliance with its debt covenants.
Exchange rate:
Where balance sheet amounts in this announcement are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.83458, which was the rate on 30 June 2016. Income Statement amounts were translated at the average rate for the Period.

Statement of Directors’ responsibilities
Each of the Directors (whose names and functions appear in the Annual Report and Accounts 2015) confirm to the best of his/her knowledge:

1.
That the condensed consolidated interim financial statements comprising the condensed consolidated income statement, condensed consolidated statement of comprehensive income, the condensed consolidated balance sheet, the condensed consolidated statement of changes in equity, the condensed consolidated cash flow statement and related notes 1 to 21 have been prepared in accordance with IAS 34 Interim Financial Reporting as adopted by the EU.

2.	That the interim management report herein includes a fair review of the information required by:

•
DTR 4.2.7R of the Disclosure and Transparency Rules, being an indication of important events that have occurred during the first six months of the financial year and their impact on the condensed set of interim financial statements, and a description of the principal risks and uncertainties for the remaining six months of the year; and

•
DTR 4.2.8R of the Disclosure and Transparency Rules, being related party transactions that have taken place in the first six months of the current financial year and that have materially affected the financial position or performance of the entity during that period and any changes in the related party transactions described in the Annual Report and Accounts 2015 that could do so.

Signed on behalf of the Board

Simon Radford        Mark McNicholas
Director            Director

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Independent auditors’ report on review of condensed consolidated interim financial statements
To: the members of Kennedy Wilson Europe Real Estate Plc
Introduction
We have been engaged by the Company to review the condensed consolidated interim financial statements in the interim financial report for the six month period ended 30 June 2016, which comprises the condensed consolidated income statement, the condensed consolidated statement of comprehensive income, the condensed consolidated balance sheet, the condensed consolidated statement of changes in equity, the condensed consolidated cash flow statement and the related explanatory notes (the ‘condensed consolidated interim financial statements’).
We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the information in the condensed consolidated interim financial statements.
This report is made solely to the Company in accordance with the terms of our engagement to assist the Company in meeting the requirements of the Disclosure and Transparency Rules of the United Kingdom Financial Conduct Authority.
Our review has been undertaken so that we might state to the Company those matters we are required to state to it in this report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company for our review work, for this report, or for the conclusions we have reached.
Directors’ responsibilities
The condensed consolidated interim financial statements are the responsibility of, and have been approved by, the Directors. The Directors are responsible for preparing the half-yearly Interim Report in accordance with the Disclosure and Transparency Rules of the United Kingdom Financial Conduct Authority.
The annual financial statements of the Company are prepared in accordance with IFRSs as adopted by the EU.
The Directors are responsible for ensuring that the condensed consolidated interim financial statements of the Group are prepared in accordance with IAS 34 Interim Financial Reporting as adopted by the EU.
Our responsibility
Our responsibility is to express to the Company a conclusion on the set of condensed consolidated interim financial statements in the Interim Report based on our review.
Scope of review
We conducted our review in accordance with the Financial Reporting Council’s International Standard on Review Engagements (UK and Ireland) 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity. A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (UK and Ireland) and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

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Conclusion
Based on our review, nothing has come to our attention that causes us to believe that the condensed consolidated interim financial statements in the Interim Report for the six month period ended 30 June 2016 is not prepared, in all material respects, in accordance with IAS 34 and consequently IFRSs as adopted by the EU and the Disclosure and Transparency Rules of the United Kingdom Financial Conduct Authority.
Michael Gibbons
for and on behalf of
KPMG
Chartered Accountants, Statutory Audit Firm
1 Stokes Place, St Stephen’s Green, Dublin 2, Ireland
5 August 2016

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Condensed consolidated income statement

Kennedy Wilson Europe Real Estate Plc         Page | 18

		Six month period ended 30 June 2016	Six month period ended 30 June 2015[1]	Year ended 31 December 2015
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Revenue
Rental income		93.6	64.7	138.8
Hotel revenue		8.7	8.6	20.0
Interest income from loans secured by real estate		3.5	6.6	13.4
		105.8	79.9	172.2
Property related expenses		(17.1)	(11.8)	(22.7)
Hotel cost of sales		(7.7)	(7.3)	(14.4)
		(24.8)	(19.1)	(37.1)
Gross profit		81.0	60.8	135.1

Net change in fair value of investment and development property	9	45.1	112.6	208.0
Net change in fair value of loans secured by real estate	10	0.6	6.9	5.1
Gain on sale of investment property and loan collateral	17	0.2	5.5	14.6
Other gains		-	-	0.8
		126.9	185.8	363.6
Expenses
Administrative expenses		(8.3)	(8.9)	(15.9)
Investment management fee	18A(i)	(8.1)	(7.3)	(15.2)
Performance fee	18A(ii)	-	(5.5)	(29.7)
		(16.4)	(21.7)	(60.8)
Results from operating activities before financing income and costs		110.5	164.1	302.8

Interest income from cash and cash equivalents		0.4	0.9	0.6
Finance costs		(29.3)	(12.5)	(36.8)
Net finance expense		(28.9)	(11.6)	(36.2)
Profit before taxation		81.6	152.5	266.6
Taxation	7	(2.9)	(3.2)	(7.6)
Profit for the period after taxation		78.7	149.3	259.0

Earnings per share (basic & diluted)	8A	57.9p	110.2p	191.0p

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The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:

1.
June 2015 comparative re-presented on a basis consistent with presentation adopted at 31 December 2015. Further information is set out in Note 40 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.

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Condensed consolidated statement of comprehensive income

		Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Profit for the period after taxation		78.7	149.3	259.0

Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Foreign operations – foreign currency translation differences		104.8	(30.40)	(12.20)
Hedge of net investment in foreign operations		(72.5)	14.2	3.9
		32.3	(16.20)	(8.30)
Items that will never be reclassified to profit or loss
Net change in fair value of property, plant and equipment	11	1.6	1.1	(1.3)
Other comprehensive income for the period		33.9	(15.1)	(9.6)

Total comprehensive income for the period, net of tax		112.6	134.2	249.4

Profit attributable to:
Owners of the Company		78.7	149.3	259.0
Non-controlling interests		-	-	-
		78.7	149.3	259.0

Total comprehensive income attributable to:
Owners of the Company		112.6	134.2	249.4
Non-controlling interests		-	-	-
		112.6	134.2	249.4

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

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Condensed consolidated balance sheet

		30 June 2016	30 June 2015	31 December 2015
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Non-current assets
Investment and development property	9	2,761.0	1,880.6	2,500.2
Loans secured by real estate	10	81.9	277.1	179.2
Property, plant and equipment	11	69.0	58.7	59.2
Derivative financial assets	13	0.5	16.2	10.6
Deferred tax asset	7	1.9	-	1.5
		2,914.3	2,232.6	2,750.7
Current assets
Inventories		0.3	0.3	0.3
Rent and other receivables		33.3	28.4	28.4
Assets held-for-sale	9, 20	147.0	-	51.0
Cash and cash equivalents		459.0	470.3	326.5
		639.6	499.0	406.2
Total assets		3,553.9	2,731.6	3,156.9

Current liabilities
Trade and other payables		(66.2)	(45.4)	(68.6)
Borrowings	12	(76.2)	-	(0.3)
Deferred income		(40.5)	(28.5)	(31.4)
		(182.9)	(73.9)	(100.3)
Non-current liabilities
Trade and other payables		(3.3)	(1.0)	(3.3)
Deferred tax liability	7	(1.1)	-	-
Borrowings	12	(1,642.8)	(1,143.6)	(1,414.0)
Derivative financial liabilities	13	(44.2)	-	(10.1)
		(1,691.4)	(1,144.6)	(1,427.4)
Total liabilities		(1,874.3)	(1,218.5)	(1,527.7)

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Net assets		1,679.6	1,513.1	1,629.2

Equity
Stated capital	15	1,322.2	1,318.3	1,322.2
Foreign currency translation reserve		23.6	(16.60)	(8.70)
Revaluation reserve		2.9	3.7	1.3
Share-based payments reserve		2.2	7.6	31.8
Retained earnings		328.7	200.1	282.6
Equity attributable to owners of the Company		1,679.6	1,513.1	1,629.2
Non-controlling interests		-	-	-
Total equity		1,679.6	1,513.1	1,629.2
Net asset value per share – basic and diluted (Pence)	8B	1,235.6p	1,115.8p	1,198.5p
EPRA net asset value per share – basic and diluted (Pence)	8B	1,235.4p	1,114.5p	1,197.8p
Adjusted net asset value per share – basic and diluted (Pence)	8B	1,233.8p	1,108.9p	1,174.5p

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

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Condensed consolidated statement of changes in equity
For the six month period ended 30 June 2016

	Attributable to owners of the Company						Non- controlling interests[1]	Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
Balance as at 1 January 2016	1,322.2	(8.7)	1.3	31.8	282.6	1,629.2	-	1,629.2
Profit for the period	-	-	-	-	78.7	78.7	-	78.7
Other comprehensive income	-	32.3	1.6	-	-	33.9	-	33.9
Total comprehensive income for the period	-	32.3	1.6	-	78.7	112.6	-	112.6
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Share-based settlement of investment management fee (see Note 18A(i))[2]	-	-	-	0.1	-	0.1	-	0.1
Performance fee expense (see Note 18A(ii))	-	-	-	(29.7)	-	(29.7)	-	(29.7)
Dividends (see Note 16)	-	-	-	-	(32.6)	(32.6)	-	(32.6)
	-	-	-	(29.6)	(32.6)	(62.2)	-	(62.2)
Total equity at 30 June 2016	1,322.2	23.6	2.9	2.2	328.7	1,679.6	-	1,679.6

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnotes:

1.	Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

2.	Net movement in share-based payment reserve representing reversal of £2.1 million opening reserve and recording of period end reserve for the investment management fee in the amount of £2.2 million.

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Condensed consolidated statement of changes in equity (continued)
For the six month period ended 30 June 2015

	Attributable to owners of the Company						Non- controlling interests[1]	Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
Balance as at 1 January 2015	1,314.9	(0.4)	2.6	1.7	71.1	1,389.9	-	1,389.9
Profit for the period	-	-	-	-	149.3	149.3	-	149.3
Other comprehensive (loss)/income	-	(16.2)	1.1	-	-	(15.1)	-	(15.1)
Total comprehensive income for the period	-	(16.2)	1.1	-	149.3	134.2	-	134.2
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Shares issued to partially settle investment management fee	3.4	-	-	0.4	-	3.8	-	3.8
Performance fee estimate (see Note 18A(ii))	-	-	-	5.5	-	5.5	-	5.5
Dividends (see Note 16)	-	-	-	-	(20.3)	(20.3)	-	(20.3)
	3.4	-	-	5.9	(20.3)	(11.0)	-	(11.0)
Total equity at 30 June 2015	1,318.3	(16.6)	3.7	7.6	200.1	1,513.1	-	1,513.1

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:

1.	Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

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Condensed consolidated statement of changes in equity (continued)
For the year ended 31 December 2015

	Attributable to owners of the Company						Non- controlling interests[1]	Total equity
	Stated capital	Foreign currency translation reserve	Revaluation reserve	Share- based payments reserve	Retained earnings	Total
Audited	£m	£m	£m	£m	£m	£m	£m	£m
Balance as at 1 January 2015	1,314.9	(0.4)	2.6	1.7	71.1	1,389.9	-	1,389.9
Profit for the year	-	-	-	-	259.0	259.0	-	259.0
Other comprehensive loss	-	(8.3)	(1.3)	-	-	(9.6)	-	(9.6)
Total comprehensive income/(loss) for the year	-	(8.3)	(1.3)	-	259.0	249.4	-	249.4
Transactions with owners of the Company recognised directly in equity:
Contributions and distributions
Share-based settlement of investment management fee	7.3	-	-	0.4	-	7.7	-	7.7
Performance fee expense	-	-	-	29.7	-	29.7	-	29.7
Dividends	-	-	-	-	(47.5)	(47.5)	-	(47.5)
	7.3	-	-	30.1	(47.5)	(10.1)	-	(10.1)
Total equity at 31 December 2015	1,322.2	(8.7)	1.3	31.8	282.6	1,629.2	-	1,629.2

The accompanying notes form an integral part of these condensed consolidated interim financial statements.
Footnote:

1.	Non-controlling interests relate to certain development properties in Spain. At this time, such amounts are not material.

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Condensed consolidated cash flow statement

		Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Cash flows from operating activities
Profit for the period		78.7	149.3	259.0
Adjustments for:
Net change in fair value of investment and development property	9	(45.1)	(112.6)	(208.0)
Net change in fair value of loans secured by real estate	10	(0.6)	(6.9)	(5.1)
Other gains		-	-	(0.8)
Gain on sale of loan collateral	17	(0.4)	(5.0)	(5.0)
Loss/(gain) on sale of investment property	17	0.2	(0.5)	(9.6)
Disposal of property, plant and equipment		0.2	0.2	0.2
Net finance cost		19.9	5.5	16.6
Amortisation of lease incentive		(1.2)	(1.0)	(1.6)
Amortisation of loan fees	12	1.8	0.7	3.4
Amortisation of bond discount	12	0.4	-	0.3
Taxation	7	2.9	3.2	7.6
Depreciation	11	1.3	1.3	2.2
Provision for impairment of accounts receivable		0.7	0.3	(0.3)
Performance fee	18A(ii)	(29.7)	5.5	29.7
Investment management fee		-	3.4	5.6
Operating cash flows before movements in working capital		28.9	43.4	94.2
(Increase) in rent and other receivables		(6.1)	(9.7)	(11.9)
Increase in deferred rental income		9.1	12.3	13.9
(Decrease) in trade and other payables		(3.8)	9.7	24.1
Cash generated from operations		28.3	55.7	120.3
Interest received		3.9	10.0	17.2
Interest paid		(21.0)	(8.4)	(21.1)
Derivative financial instruments		(0.2)	5.6	5.6

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Tax paid		(5.4)	(1.4)	(1.4)
Cash flows (used by)/generated from operating activities		5.6	61.5	120.6
Investing activities
Acquisition/improvement of investment and development property		(241.9)	(527.7)	(1,065.7)
Deposits paid on investment and development property		-	-	(1.7)
Disposal of investment property	17	62.0	24.2	95.7
Purchase of property, plant and equipment	11	(6.4)	(1.5)	(4.0)
Acquisition of loans secured by real estate		-	(130.5)	(130.4)
Disposal of loans secured by real estate		101.1	2.4	28.7
Cash flows used in investing activities		(85.2)	(633.1)	(1,077.4)

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Condensed consolidated cash flow statement (continued)

		Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
		Unaudited	Unaudited	Audited
	Notes	£m	£m	£m
Financing activities
Proceeds from borrowings	12	260.7	670.9	925.7
Repayments of borrowings	12	(38.0)	(47.2)	(50.6)
Transaction costs related to borrowings		(1.6)	(3.8)	(6.2)
Bond premium received	12	2.0	-	-
Interest received on drawdown		1.7	-	-
Dividends paid	16	(32.6)	(20.3)	(47.5)
Cash flows from financing activities		192.2	599.6	821.4
Net increase/(decrease) in cash and cash equivalents		112.6	28.0	(135.4)
Cash and cash equivalents at beginning of period		326.5	441.9	441.9
Foreign exchange movements		19.9	0.4	20.0
Cash and cash equivalents at the reporting date		459.0	470.3	326.5

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

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Notes to the condensed consolidated interim financial statements
For the six month period ended 30 June 2016
1. General information
Kennedy Wilson Europe Real Estate Plc (the ‘Company’) is a company domiciled in Jersey. These unaudited condensed consolidated interim financial statements (the ‘interim financial statements’) as at and for the six month period ended 30 June 2016 have been prepared and are presented in respect of the Company and its subsidiaries (together referred to as the ‘Group’).
The registered office of the Company is 47 Esplanade, St Helier, Jersey, JE1 0BD, Channel Islands. The Company invests in investment and development property, hotel businesses and loans secured by real estate in Europe with the objective of generating and growing long-term cash flows to pay dividends and to enhance capital values through focused asset management and strategic acquisitions.
The interim financial statements were approved and authorised for issue on 5 August 2016 and signed by Simon Radford and Mark McNicholas on behalf of the Board.
2. Basis of preparation
A. Statement of compliance
These interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting as adopted by the European Union, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and the for the year ended 31 December 2015. They do not include all the information required for a complete set of IFRS financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual consolidated financial statements as at and for the year ended 31 December 2015.
The results are unaudited but were reviewed by the auditors of the Group.
B. Basis of measurement
The interim financial statements have been prepared on the going concern basis, applying the historical cost convention except for investment and development property, certain loans secured by real estate, certain property, plant and equipment and derivative financial instruments which are stated at their fair value using the accounting policies on the basis set out in Note 3 Significant accounting policies.
C. Functional and presentational currency
These interim financial statements are presented in Pound Sterling as this is the Company’s functional currency. All financial information presented in Pound Sterling has been rounded to the nearest million and presented to one decimal place, except where otherwise stated.
D. Use of estimates and judgements
The preparation of the interim financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised if the revision affects only that period or in the period of revision and future periods if the revision affects both current and future periods.
Critical judgements in applying accounting policies that have the most significant effect on amounts recognised in the financial statements in the period ending 30 June 2016 include management’s estimates of the fair value of investment and development property (Note 9), loans secured by real estate (Note 10) and land and buildings (Note 11).
3. Significant accounting policies

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The accounting policies and methods of computation and presentation adopted in the preparation of the interim financial statements are consistent with those applied in the Annual Report and Accounts for the year ended 31 December 2015 and are described in those financial statements on pages 92 to 97, except for the impact of the new standards and policies described below, and except for the representation of the condensed consolidated income statement, as described in Note 40 of the Annual Report and Accounts for the year ended 31 December 2015.
The Annual Report and Accounts for the year ended 31 December 2015 is available at www.kennedywilson.eu.
The following new and amended standards and interpretations are effective for the Group for the first time for the financial year beginning 1 January 2016. None of these had a material impact on the Group:

•	Defined Benefit Plans: Employee Contributions (Amendments to IAS 19);

•	Annual improvements to IFRSs 2010 – 2012 Cycle;

•	Amendments to IAS 1 Disclosure initiative;

•	Amendments to IAS 16 and IAS 38 Clarification of acceptable methods of depreciation and amortisation;

•	Amendments to IAS 27 Equity method in Separate Financial Statements;

•	Amendments to IAS 16 Property, Plant and Equipment and IAS 41 Bearer Plants;

•	Amendments to IFRS 11 Accounting for Acquisitions of Interests in Joint Operations; and

•	Annual improvements to IFRSs 2012 – 2014 Cycle.
4. New standards and interpretations not yet adopted
A number of new standards, amendments to standards and interpretations are effective for future annual reporting periods of the Group, and have not been applied in preparing these interim financial statements. The upcoming standards are set out below and the Group is currently assessing their potential impact. The Group does not plan to early-adopt these standards.
A. New/Revised International Financial Reporting Standards

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Effective date[1]

Amendments to IFRS 10, IFRS 12 and IAS 28: Investment Entities: Applying the Consolidation Exception[2]	1 January 2016
IFRS 14 – Regulatory Deferral Accounts[2]	1 January 2016
Amendments to IAS 7 Disclosure Initiative[2]	1 January 2017
Amendments to IAS 12 Recognition of Deferred Tax Assets for Unrealised Losses[2]	1 January 2017
IFRS 15 – Revenue from Contracts with Customers[2]	1 January 2018
IFRS 9 – Financial Instruments (2009, and subsequent amendments in 2010 and 2013)[2]	1 January 2018
IFRS 16 – Leases[2]	1 January 2019
Clarifications to IFRS 15: Revenue from Contracts with Customers[2]	1 January 2018
Amendments to IFRS 2: Classification and measurement of share-based payment transactions[2]	1 January 2018
Amendment to IFRS 10 and IAS 28: Sale or contribution of assets between an investor and its associate or joint venture[2]	To be determined

Footnotes:

1.	The effective dates are those applying to European Union endorsed IFRS if later than the IASB effective dates and relate to periods beginning on or after those dates detailed above.

2.	Not European Union endorsed at the time of approval of the interim financial statements.

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5. Determination of fair values
A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair value is defined in IFRS 13 Fair Value Measurement as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values have been determined for measurement and/or disclosure purposes based on the methods described below. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.
The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.
For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
There were no transfers between Levels 1 and 2 during the period. There were no transfers between Levels 2 and 3 during the period.
There were no changes in valuation techniques during the period.
A. Investment and development property
The fair value of investment and development property was determined by external, independent property valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the property being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Independent valuers will assess the fair value of the Group’s investment and development property portfolio every six months.
The fair value measurement for investment and development property of £2,912.3 million (December 2015: £2,554.3 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about fair value assumptions applicable to investment and development property is set out in Note 9.
B. Loans secured by real estate
The fair value of loans secured by real estate was determined by independent valuers having appropriate and recent experience in the valuation of loans. Such independent valuers will assess the fair value of the Group’s portfolio of loans secured by real estate every six months.
The fair value measurement for loans secured by real estate of £81.9 million (December 2015: £179.2 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about fair value assumptions applicable to loans secured by real estate is set out in Note 10.
C. Land and buildings

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The fair value of property, plant and equipment was determined by external, independent valuers, having appropriate recognised professional qualifications and recent experience in the location and category of the asset being valued. Such a valuation takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. Independent valuers will assess the fair value of the Group’s land and buildings every six months.
The fair value measurement for land and buildings (included within property, plant and equipment) of £61.3 million (December 2015: £54.6 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about fair value assumptions applicable to property, plant and equipment is set out in Note 11.

D. Borrowings
The valuation technique used in the disclosures for borrowings and other debt is a comparison of debt stock to the marginal cost of debt (from main funding markets) in addition to discounting using the zero coupon discount curve of the relevant currency.
The fair value measurement for bonds of £779.9 million (December 2015: £589.4 million) has been categorised as a Level 2 fair value based on the inputs to the valuation technique noted above.
The fair value measurement for secured borrowings and the RCF of £985.7 million (December 2015: £832.0 million) has been categorised as a Level 3 fair value based on the inputs to the valuation technique noted above.
Further information about borrowings is set out in Note 12.
E. Derivative financial instruments
The fair value of forward foreign currency contracts is based on independent third party valuations.
Fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds), adjusting for credit risk where appropriate.
The fair value of interest rate caps is based on independent third party valuations. Fair value is estimated using Black’s model to calculate the net present value of expected future cash flows based on observable market volatility and interest rates, adjusting for credit risk, where appropriate.
The fair value of foreign currency options is based on independent third party valuations. Fair value is estimated using a variant of the Black-Scholes model tailored for currency derivatives. The net present value of expected future cash flows is calculated based on observable market foreign exchange volatility, foreign exchange rates and interest rates, adjusting for credit risk, where appropriate.
Further information about fair value assumptions applicable to derivative financial instruments is set out in Note 13.
6. Operating segments
A. Basis of segmentation
The Group is organised into six business segments, against which the Group reports its segmental information, being office real estate, retail real estate, industrial real estate, residential real estate, loans secured by real estate and hotels. These segments are reported separately because they offer different products or services and are managed separately because they require different strategies.
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision makers which is updated as required by the business, who has been identified as the board of directors of the Company (the ‘Board’).
The following summary describes the operations of each reportable segment:

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Segment	Description
Office real estate	Property which is primarily used by commercial tenants
Retail real estate	Property comprising primarily high street retail or shopping centres, together with leisure assets
Industrial real estate	Property used by tenants primarily for the purposes of manufacturing and distribution, or mixed use
Residential real estate	Tenanted residential property, in the private rented sector
Loans secured by real estate	A loan that is in default or close to being in default, receivership or liquidation, where the borrower is typically not making full payments and the LTV is greater than 100%
Hotels	Ownership and management of hotels, namely Fairmont St Andrews Hotel (United Kingdom) and Portmarnock Hotel (Ireland)
There are varying levels of integration between the office real estate, retail real estate, industrial real estate, residential real estate and hotel segments. This integration consists primarily of shared asset management resources.
Unallocated income and expenses are items incurred centrally which are neither directly attributable nor reasonably allocable to individual segments. Unallocated assets are primarily cash and cash equivalents and unallocated liabilities comprise primarily the unsecured borrowings and derivative financial liabilities.
The Group’s key measure of underlying performance of the office real estate, retail real estate, industrial real estate and residential real estate segments is rental income as this measure illustrates and emphasises those segments’ contribution to the reported profits of the Group and the input of those segments to earnings per share. By focusing the prime performance measurement on rental income, other statistical data such as valuation movements are separately highlighted for analysis and attention.
The Group’s key measure of underlying performance of the loans secured by real estate segment is fair value gain as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
The Group’s key performance measure of underlying performance of the hotel sector is hotel revenue as this measure illustrates and emphasises that segment’s contribution to the reported profits of the Group and the input of that segment to earnings per share.
Information related to each reportable segment is set out below. Segment profit/(loss) before tax is used to measure performance because management believes that this information is the most relevant in evaluating the results of the respective segments relative to other entities that operate in similar sectors.

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B. Information about reportable segments
I. Profit before tax for the period ended 30 June 2016

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Rental income	48.6	33.0	7.2	4.8	-	-	93.6	-	93.6
Hotel revenue	-	-	-	-	-	8.7	8.7	-	8.7
Interest income from loans secured by real estate	-	-	-	-	3.5	-	3.5	-	3.5
	48.6	33.0	7.2	4.8	3.5	8.7	105.8	-	105.8
Property related expenses	(9.0)	(5.5)	(0.6)	(2.0)	-	-	(17.1)	-	(17.1)
Hotel cost of sales	-	-	-	-	-	(7.7)	(7.7)	-	(7.7)
Administrative costs	-	-	-	-	-	(2.3)	(2.3)	-	(2.3)
Net operating income	39.6	27.5	6.6	2.8	3.5	(1.3)	78.7	-	78.7
Net change in fair value of investment and development property	20.8	13.4	(1.3)	12.2	-	-	45.1	-	45.1
Net change in fair value of loans secured by real estate	-	-	-	-	0.6	-	0.6	-	0.6
Gain on sale and other gains	(0.5)	0.3	-	-	0.4	-	0.2	-	0.2
	59.9	41.2	5.3	15.0	4.5	(1.3)	124.6	-	124.6
Overhead costs
Administrative expenses	(1.1)	(1.0)	(0.2)	(0.3)	(0.2)	-	(2.8)	(3.2)	(6.0)
Performance fee	-	-	-	-	-	-	-	-	-
Investment management fee	-	-	-	-	-	-	-	(8.1)	(8.1)
	(1.1)	(1.0)	(0.2)	(0.3)	(0.2)	-	(2.8)	(11.3)	(14.1)
Results from operating activities before financing costs	58.8	40.2	5.1	14.7	4.3	(1.3)	121.8	(11.3)	110.5
Interest income from cash and cash equivalents	-	-	-	-	-	-	-	0.4	0.4

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Finance costs	(7.2)	(9.7)	(1.6)	(0.8)	-	-	(19.3)	(10.0)	(29.3)
	(7.2)	(9.7)	(1.6)	(0.8)	-	-	(19.3)	(9.6)	(28.9)
Segment profit/(loss) before tax	51.6	30.5	3.5	13.9	4.3	(1.3)	102.5	(20.9)	81.6

Footnote:

1.	Investment property under development, as identified in Note 9B(ii) is allocated into a segment based on the current expected future use.

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II. Profit before tax for the period ended 30 June 20152

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Rental income	32.6	23.6	6.2	2.3	-	-	64.7	-	64.7
Hotel revenue	-	-	-	-	-	8.6	8.6	-	8.6
Interest income from loans secured by real estate	-	-	-	-	6.6	-	6.6	-	6.6
	32.6	23.6	6.2	2.3	6.6	8.6	79.9	-	79.9
Property related expenses	(7.8)	(2.9)	(0.4)	(0.7)	-	-	(11.8)	-	(11.8)
Hotel cost of sales	-	-	-	-	-	(7.3)	(7.3)	-	(7.3)
Administrative costs	-	-	-	-	-	(2.4)	(2.4)	-	(2.4)
Net operating income	24.8	20.7	5.8	1.6	6.6	(1.1)	58.4	-	58.4
Net change in fair value of investment and development property	79.9	17.3	12.8	2.6	-	-	112.6	-	112.6
Net change in fair value of loans secured by real estate	-	-	-	-	6.9	-	6.9	-	6.9
Gain on sale and other gains	0.2	0.3	-	-	5.0	-	5.5	-	5.5
	104.9	38.3	18.6	4.2	18.5	(1.1)	183.4	-	183.4
Overhead costs
Administrative expenses	(1.1)	(1.1)	(0.1)	(0.3)	(1.3)	-	(3.9)	(2.6)	(6.5)
Performance fee	-	-	-	-	-	-	-	(7.3)	(7.3)
Investment management fee	-	-	-	-	-	-	-	(5.5)	(5.5)
	(1.1)	(1.1)	(0.1)	(0.3)	(1.3)	-	(3.9)	(15.4)	(19.3)
Results from operating activities before financing costs	103.8	37.2	18.5	3.9	17.2	(1.1)	179.5	(15.4)	164.1
Interest income from cash and cash equivalents	-	-	-	-	-	-	-	0.9	0.9

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Finance costs	(4.7)	(5.2)	(1.1)	(0.5)	-	-	(11.5)	(1.0)	(12.5)
	(4.7)	(5.2)	(1.1)	(0.5)	-	-	(11.5)	(0.1)	(11.6)
Segment profit/(loss) before tax	99.1	32.0	17.4	3.4	17.2	(1.1)	168.0	(15.5)	152.5

Footnotes:

1.	Investment property under development, as identified in Note 9B(ii) is allocated into a segment based on the current expected future use.

2.
June 2015 re-presented on a basis consistent with presentation adopted at 31 December 2015. Further information is set out in Note 40 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.

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III. Profit before tax for the year ended 31 December 2015

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Audited	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Rental income	71.8	49.7	12.2	5.1	-	-	138.8	-	138.8
Hotel revenue	-	-	-	-	-	20.0	20.0	-	20.0
Interest income from loans secured by real estate	-	-	-	-	13.4	-	13.4	-	13.4
	71.8	49.7	12.2	5.1	13.4	20.0	172.2	-	172.2
Property related expenses	(15.1)	(5.4)	(0.5)	(1.4)	-	-	(22.4)	(0.3)	(22.7)
Hotel cost of sales	-	-	-	-	-	(14.4)	(14.4)	-	(14.4)
Administrative costs	-	-	-	-	-	(5.0)	(5.0)	-	(5.0)
Net operating income	56.7	44.3	11.7	3.7	13.4	0.6	130.4	(0.3)	130.1
Net change in fair value of investment and development property	141.5	36.7	21.3	8.5	-	-	208.0	-	208.0
Net change in fair value of loans secured by real estate	-	-	-	-	5.1	-	5.1	-	5.1
Gain on sale and other gains	2.9	6.2	0.5	-	5.0	-	14.6	0.8	15.4
	201.1	87.2	33.5	12.2	23.5	0.6	358.1	0.5	358.6
Overhead costs
Administrative expenses	(1.5)	(1.3)	(0.1)	(0.6)	(1.5)	-	(5.0)	(5.9)	(10.9)
Performance fee	-	-	-	-	-	-	-	(29.7)	(29.7)
Investment management fee	-	-	-	-	-	-	-	(15.2)	(15.2)
	(1.5)	(1.3)	(0.1)	(0.6)	(1.5)	-	(5.0)	(50.8)	(55.8)
Results from operating activities before financing costs	199.6	85.9	33.4	11.6	22.0	0.6	353.1	(50.3)	302.8
Interest income from cash and cash equivalents	-	-	-	-	-	-	-	0.6	0.6
Finance costs	(8.4)	(12.0)	(3.0)	(1.0)	-	-	(24.4)	(12.4)	(36.8)

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	(8.4)	(12.0)	(3.0)	(1.0)	-	-	(24.4)	(11.8)	(36.2)
Segment profit/(loss) before tax	191.2	73.9	30.4	10.6	22.0	0.6	328.7	(62.1)	266.6

Footnote:

1.	Investment property under development, as identified in Note 9B(ii) is allocated into a segment based on the current expected future use.

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IV. Assets/(liabilities) at 30 June 2016

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m2	£m
Assets
Current assets	79.0	103.8	12.8	61.4	4.9	4.8	266.7	372.9	639.6
Segment assets	1,656.1	1,002.7	202.4	157.8	86.8	73.7	3,179.5	374.4	3,553.9
Liabilities
Segment liabilities	(358.9)	(500.0)	(92.5)	(45.5)	(0.1)	(5.5)	(1,002.5)	(871.8)	(1,874.3)

V. Assets/(liabilities) at 30 June 2015

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m2	£m
Assets
Current assets	33.5	28.1	13.7	9.7	11.0	5.1	101.1	397.9	499.0
Segment assets	956.4	709.6	197.6	105.7	287.4	63.7	2,320.4	411.2	2,731.6
Liabilities
Segment liabilities	(380.6)	(419.3)	(78.4)	(45.8)	(0.5)	(4.7)	(929.3)	(289.2)	(1,218.5)

VI. Assets/(liabilities) at 31 December 20153

	Office real estate[1]	Retail real estate[1]	Industrial real estate[1]	Residential real estate[1]	Loans secured by real estate	Hotels	Segment total	Unallocated	Total
Re-presented	£m	£m	£m	£m	£m	£m	£m	£m2	£m
Assets
Current assets	82.9	43.8	16.4	5.0	1.8	3.1	153.0	253.2	406.2
Total segment assets	1,415.2	848.9	193.7	191.7	180.9	62.3	2,892.7	264.2	3,156.9
Liabilities
Total segment liabilities	(366.1)	(422.1)	(95.1)	(41.0)	(0.6)	(2.9)	(927.8)	(599.9)	(1,527.7)

Footnotes:

1.	Investment property under development, as identified in Note 9B(ii) is allocated into a segment based on the current expected future use.

2.
Unallocated assets are primarily cash and cash equivalents and derivative financial assets, and unallocated liabilities comprise primarily the unsecured borrowings and derivative financial liabilities. Intercompany transactions have been eliminated from the calculation of segment assets and liabilities.

3.	Prior periods have been re-presented on a basis consistent with the presentation adopted at 30 June 2016.

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C. Geographic information
The office real estate, retail real estate, industrial real estate and residential real estate segments are primarily in the United Kingdom, the Republic of Ireland, Italy and Spain. Italy and Spain are grouped together and reported as ‘Rest of Europe’.
The geographic information below analyses the Group’s segment revenues, current assets and non-current assets, and total liabilities, by geography. In presenting the following information, segment revenue, current assets and non-current assets, and total liabilities were based on the geographic location of the relevant asset.
I. Revenue

	Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom
Rental income	62.4	50.8	107.9
Hotel revenue	5.9	5.8	14.2
Interest income on loans secured by real estate	3.2	6.6	13.0
Net change in fair value of investment and development property	(15.8)	56.0	113.8
Net change in fair value of loans secured by real estate	(0.1)	6.6	3.6
(Loss)/gain on sale of investment property and loan collateral	(0.1)	0.5	10.5
	55.5	126.3	263.0
Ireland
Rental income	19.0	13.9	29.0
Hotel revenue	2.8	2.8	5.8
Interest income on loans secured by real estate	0.3	-	0.4
Net change in fair value of investment and development property	45.9	51.9	88.1
Net change in fair value of loans secured by real estate	0.7	0.3	1.5
Gain on sale of investment property and loan collateral	0.3	5.0	4.1
	69.0	73.9	128.9
Rest of Europe
Rental income	12.2	-	1.9
Net change in fair value of investment and development property	15.0	4.7	6.1
Gain on sale of investment property and loan collateral	-	-	-
Other gains	-	-	0.8
	27.2	4.7	8.8

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Total
Rental income	93.6	64.7	138.8
Hotel revenue	8.7	8.6	20.0
Interest income on loans secured by real estate	3.5	6.6	13.4
Net change in fair value of investment and development property	45.1	112.6	208.0
Net change in fair value of loans secured by real estate	0.6	6.9	5.1
Gain on sale of investment property and loan collateral	0.2	5.5	14.6
Other gains	-	-	0.8
	151.7	204.9	400.7

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II. Current assets

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom	118.6	59.2	126.6
Ireland	18.0	23.9	18.2
Rest of Europe	137.6	1.9	12.1
	274.2	85.0	156.9
Other reconciling items[1]	365.4	414.0	249.3
	639.6	499.0	406.2
III. Non-current assets2

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
United Kingdom	1,661.6	1,609.1	1,767.9
Ireland	892.5	572.7	672.9
Rest of Europe	359.9	36.4	300.2
	2,914.0	2,218.2	2,741.0
Other reconciling items[1]	0.3	14.4	9.7
	2,914.3	2,232.6	2,750.7
IV. Total liabilities2

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Re-presented
	£m	£m	£m
United Kingdom	642.3	680.3	672.6
Ireland	260.1	235.0	244.4
Rest of Europe	91.8	8.8	8.4
	994.2	924.1	925.4
Other reconciling items[1]	880.1	294.4	602.3
	1,874.3	1,218.5	1,527.7

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Footnotes:

1.
Other reconciling items within the asset category comprise primarily cash and cash equivalents and derivative financial assets, and other reconciling items within liabilities comprise primarily the unsecured borrowings and derivative financial liabilities. Intercompany transactions have been eliminated from the calculation of segment assets and liabilities.

2.	Prior periods have been re-presented on a basis consistent with the presentation adopted at 30 June 2016.

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7. Taxation
A. Company
The Company is tax resident in Jersey. Jersey has a corporate tax rate of zero under schedule D of the Income Tax (Jersey) Law 1961 as amended, so the Company is not subject to tax in Jersey on its income or gains and is not subject to United Kingdom or other jurisdiction corporation tax on any dividend or interest income it receives. No charge to Jersey taxation will arise on capital gains.
B. Group
The Directors conduct the affairs of the Group such that the management and control of the Group is exercised in Jersey and that the Group does not carry on a trade in the United Kingdom or any other jurisdiction.
The Group is liable to foreign tax on activities in its overseas subsidiaries. Outside of Jersey, the Group has subsidiaries and funds in Luxembourg, the Republic of Ireland, Isle of Man, Italy, Spain and the United Kingdom and investment and development property located in the United Kingdom, the Republic of Ireland, Italy and Spain.
Details of tax rates applicable in the jurisdictions in which the Group operates are set out in Note 15B to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.
C. Amounts recognised in the profit or loss

	Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Current tax expense
Current period	1.8	3.2	7.6
	1.8	3.2	7.6
Deferred tax credit
Origination and reversal of temporary differences	1.1	-	-
	1.1	-	-
Tax expense on continuing operations	2.9	3.2	7.6
There has been no significant change in the expected weighted average annual income tax rate in respect of the full financial year ending 31 December 2016, compared with the information disclosed in Note 15 of the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.

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D. Reconciliation of effective tax rate
The charge for the period can be reconciled to the condensed consolidated income statement as follows:

	Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Tax expense reconciliation
Profit before tax for the period	81.6	152.5	266.6
Income tax charge using weighted average applicable tax rates	16.3	30.5	53.3
Tax effect of non-taxable income	(14.1)	(16.6)	(22.9)
Non-taxable net fair value loss/(gain)	0.9	(11.3)	(23.3)
Tax effect of losses not previously recognised	(0.1)	-	0.1
Deferred tax asset not recognised	0.9	0.4	-
Other adjustments	(2.4)	-	-
Expenses disallowed	0.3	0.2	0.4
Tax charge	1.8	3.2	7.6
Effective tax rate on profit before tax (%)	20.0	20.0	20.0
Effective tax rate after allowable adjustments (%)	2.2	2.1	2.8

Analysed as arising from:
Investment and development property located in the United Kingdom	1.5	3.2	7.4
Luxembourg	0.2	-	-
Investment and development property located in Spain	0.1	-	0.2
	1.8	3.2	7.6

E. Deferred tax asset

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	Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m

Opening balance	1.5	-	-
Tax operating losses acquired through share acquisition	-	-	1.5
Effects of translation to presentation currency	0.4	-	-
Closing balance	1.9	-	1.5

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F. Deferred tax liability

	Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m

Opening balance	-	-	-
Origination of temporary differences	1.1	-	-
Closing balance	1.1	-	-

G. Unrecognised deferred tax asset
Deferred tax assets have not been recognised in respect of the following items, because it is not probable that future taxable profits will be available against which the Group can use the benefits therefrom. The Group is only able to utilise the losses to offset taxable profits in certain discrete business streams.

	Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m

Opening balance	14.6	9.5	9.5
Deferred tax assets acquired through share acquisition	-	-	5.3
Tax operating losses utilised during the year	(0.1)	(0.5)	(0.5)
Deductible temporary differences (which will never expire) arising during the period	0.9	0.4	0.3
Effects of translation to presentation currency	0.7	-	-
Closing balance	16.1	9.4	14.6

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8. Earnings, net asset value per share and EPRA metrics
Basic earnings per share at 30 June 2016 is calculated by dividing the consolidated profit attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding for the period and adjusting for shares to be issued in part settlement of the investment management fee for the period ended 30 June 2016, if any.
Basic net asset value (‘NAV’) per share is calculated by dividing net assets in the condensed consolidated balance sheet attributable to ordinary shareholders of the Company by the number of ordinary shares outstanding at 30 June 2016.
A. Basic, diluted, EPRA earnings and Adjusted earnings per share reconciliation

		Six month period ended 30 June 2016	Six month period ended 30 June 2015		Year ended 31 December 2015
		Unaudited	Unaudited		Audited
	£m	p1	£m	p1	£m	p1
Profit for the period after taxation	78.7	57.9	149.3	110.2	259.0	191.0
Adjusted for:
Net change in fair value of investment and development property	(45.1)	(33.2)	(112.6)	(83.1)	(208.0)	(153.4)
Net change in the fair value of loans secured by real estate	(0.6)	(0.4)	(6.9)	(5.1)	(5.1)	(3.8)
Fair value loss on interest rate caps	0.9	0.7	-	-	0.8	0.6
Time value of foreign exchange zero premium options	2.4	1.8	-	-	2.3	1.6
Gain on purchase of a business and acquisition related expenditure	0.1	0.1	1.2	0.9	1.7	1.3
Gain on sale of investment property and loan collateral and other gains	(0.2)	(0.1)	(5.5)	(4.0)	(15.4)	(11.3)
EPRA earnings	36.2	26.8	25.5	18.9	35.3	26.0
Group adjustments:
Performance fee	-	-	5.5	4.1	29.7	21.9
Adjusted earnings	36.2	26.8	31.0	23.0	65.0	47.9
Weighted average number of ordinary shares		135,933,938	135,485,6752		135,613,838

Footnote:
1. Per share amount.
The European Public Real Estate Association (‘EPRA’) issued Best Practices Recommendations, most recently in December 2014.
The EPRA earnings are presented to provide what the Company believes is a more appropriate assessment of the operational income accruing to the Group’s activities. Hence, the Company adjusts basic earnings for income and costs which are not of a recurrent nature or which may be more of a capital nature. In addition, the Group has made additional adjustments to EPRA earnings in order to remove other non-trading items not considered by EPRA in its Best Practice Recommendations, in order to present an “Adjusted earnings” figure.

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B. Basic, EPRA NAV, Adjusted NAV and EPRA NNNAV per share reconciliation
EPRA has issued guidelines aimed at providing a measure of NAV on the basis of the long-term fair values. At each of the dates presented there were no material deferred taxes applicable to the business and there are no dilutive or potentially dilutive equity arrangements in existence.
In addition, the Group reports an “Adjusted NAV” to illustrate EPRA NAV after the impact of fees recognised in the share-based payment reserve.
EPRA NNNAV is a measure to report the net asset value including fair value adjustments in respect of all material balance sheet items which are not reported at their fair value as part of EPRA NAV.

	30 June 2016		30 June 2015		31 December 2015
	Unaudited		Unaudited		Audited
	£m	p1	£m	p1	£m	p1
Basic NAV	1,679.6	1,235.6	1,513.1	1,115.8	1,629.2	1,198.5
Adjusted for:
Mark-to-market of derivative financial assets (Note 13)	(0.3)	(0.2)	(1.8)	(1.3)	(0.9)	(0.7)
EPRA NAV	1,679.3	1,235.4	1,511.3	1,114.5	1,628.3	1,197.8
Group adjustments:
Performance fee (Note 18A(ii))	-	-	(5.5)	(4.1)	(29.7)	(21.8)
Investment management fee (Note 18A(i))	(2.1)	(1.6)	(2.1)	(1.5)	(2.1)	(1.5)
Adjusted NAV	1,677.2	1,233.8	1,503.7	1,108.9	1,596.5	1,174.5

EPRA NNNAV
EPRA NAV	1,679.3	1,235.4	1,511.3	1,114.5	1,628.3	1,197.8
Fair value of derivative financial assets (Note 13)	0.3	0.2	1.8	1.3	0.9	0.7
Fair value of borrowings[2] (Note 12)	(45.7)	(33.7)	6.5	4.5	(6.0)	(4.2)
EPRA NNNAV	1,633.9	1,201.9	1,519.6	1,120.3	1,623.2	1,194.3

Number of shares
Ordinary shares in issue (Note 15)	135,933,938		136,086,127		135,933,938

Footnotes:
1. Per share amount.
2. Represents the difference between the book value of borrowings and the fair value of borrowings.

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9. Investment and development property

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment property
Opening balance	2,367.0	1,182.5	1,182.5
Acquisition of investment property	156.7	503.3	1,011.7
Acquisition of collateral from loans secured by real estate	-	62.6	139.9
Disposal of investment property	(10.8)	(23.7)	(86.1)
Improvements to investment property	22.4	8.4	22.4
Transfer to investment property under development	-	(3.7)	(3.2)
Transfer to assets held-for-sale (Note 20)	(90.5)	-	(51.0)
Net change in fair value	20.7	92.1	173.0
Effects of translation to presentation currency	108.5	(41.8)	(22.2)
Closing balance	2,574.0	1,779.7	2,367.0

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	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment property under development
Opening balance	133.2	35.8	35.8
Acquisition of investment property under development	20.1	28.8	28.8
Development expenditure	44.4	14.1	31.8
Transfer from investment property	-	3.7	3.2
Transfer to assets held-for-sale (Note 20)	(56.5)	-	-
Net change in fair value	24.4	20.5	35.0
Effects of translation to presentation currency	21.4	(2.0)	(1.4)
Closing balance	187.0	100.9	133.2
Disclosed as:
Carrying value of investment and development property	2,761.0	1,880.6	2,500.2
Assets held-for-sale (Note 20)	147.0	-	51.0
Adjustment in respect of straight line rent[1]	4.3	2.4	3.1
	2,912.3	1,883.0	2,554.3

A. Reconciliation

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Reconciliation
Investment property	2,574.0	1,779.7	2,367.0
Investment property under development	187.0	100.9	133.2
Assets held-for-sale (Note 20)	147.0	-	51.0
Straight line rent[1]	4.3	2.4	3.1
	2,912.3	1,883.0	2,554.3

Footnote:
1. Included as a component of the “Rent and other receivables” balance in the condensed consolidated balance sheet.

Kennedy Wilson Europe Real Estate Plc         Page | 54

The historical cost of investment properties acquired during the period, inclusive of acquisition costs, is £156.7 million (year ended 31 December 2015: £1,011.7 million). The total expenditure incurred to acquire investment properties under development during the period is £20.1 million (year ended 31 December 2015: £28.8 million).
Acquisition costs which comprise primarily stamp duty, legal services and other directly attributable costs arising from the transactions, amounted to £4.0 million (year ended 31 December 2015: £34.5 million).
The net fair value gain of £45.1 million (year ended 31 December 2015: £208.0 million) recognised in respect of investment and development property has been taken to the condensed consolidated income statement.

At 30 June 2016, the Group was contractually committed to £13.2 million (December 2015: £66.1 million) of future expenditure for the purchase, construction, development and enhancement of investment and development property. This amount includes commitments in relation to hotel properties of £5.7 million (December 2015: £1.3 million).

B. Valuation process
The fair value of the Group’s investment and development property at 30 June 2016 has been arrived at on the basis of a valuation carried out at that date by external valuers. CBRE valued all investment and development properties, except for the Italian portfolio which was valued by Colliers Real Estate Services Italia S.r.l con socio unico (together, the ‘Valuers’). The valuations performed by the Valuers conform to IFRS 13, the Valuation Standards of the Royal Institution of Chartered Surveyors Professional Standards 2014 (the ‘RICS Red Book’) and with the International Valuation Board’s International Valuation Standards.

Following the outcome of the referendum held on 23 June 2016 concerning the UK’s membership of the European Union, a decision was taken to exit. Consequently, the UK has entered a period of uncertainty in relation to many factors that impact the property investment and letting markets. CBRE note that since the referendum date it has not been possible to gauge the effect of this decision by reference to transactions in the market place, and as such the probability of CBRE’s opinion of value exactly coinciding with the price achieved, were there to be a sale, has reduced. The valuation will be kept under regular review and CBRE will be able to better judge the impact on property values at 31 December 2016, the next formal valuation date.

Further information on the valuation methodology is provided in Note 17 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.

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(i). Investment property
The following tables set out the valuation techniques and the key unobservable inputs used in the valuation of the Group’s investment property.

I. 30 June 2016

Asset class Unaudited	Fair value at 30 June 2016 £m1,3			Range
		Valuation technique	Input	Low	High	Weighted average
United Kingdom
Retail	524.8	Yield capitalisation	Annual rent per sq ft (£)	3.58	154.19	14.40
			ERV[2] per sq ft (£)	3.50	171.98	14.50
			Equivalent yield %	4.0	12.0	6.3
Office	884.9	Yield capitalisation	Annual rent per sq ft (£)	8.75	61.50	20.73
			ERV per sq ft (£)	6.00	72.50	21.72
			Equivalent yield %	4.3	12.0	6.0
Industrial	190.0	Yield capitalisation	Annual rent per sq ft (£)	1.25	10.58	4.43
			ERV per sq ft (£)	1.25	11.52	4.53
			Equivalent yield %	4.5	9.7	6.6
Aggregate United Kingdom (excluding Residential)	1,599.7		Annual rent per sq ft (£)	1.25	154.19	12.89
			ERV per sq ft (£)	1.25	171.98	13.51
			Equivalent yield %	4.0	12.0	6.2
Residential	70.4	Yield capitalisation	ERV per unit (£)	12,600	20,700	16,504
			Equivalent yield %	3.9	3.9	3.9
Aggregate United Kingdom (including Residential)	1,670.1
Ireland
Retail	166.7	Yield capitalisation	Annual rent per sq ft (€)	6.25	302.33	30.64
			ERV per sq ft (€)	5.00	302.33	27.14
			Equivalent yield %	3.77	7.44	5.61
Office	432.9	Yield capitalisation	Annual rent per sq ft (€)	13.88	50.85	30.28
			ERV per sq ft (€)	17.00	50.00	37.73

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			Equivalent yield %	4.55	7.52	5.13
Aggregate Ireland (excluding Residential)	599.6		Annual rent per sq ft (€)	6.25	302.33	30.00
			ERV per sq ft (€)	5.00	50.00	34.18
			Equivalent yield %	3.8	7.5	5.3
Residential	94.9	Yield capitalisation	Annual rent per unit (€)	18,267	25,050	15,083
			ERV per unit (€)	19,233	29,250	16,839
			Equivalent yield %	4.5	5.7	4.9
Aggregate Ireland (including Residential)	694.5

Kennedy Wilson Europe Real Estate Plc         Page | 57

Asset class Unaudited	Fair value at 30 June 2016 £m1,3			Range
		Valuation technique	Input	Low	High	Weighted average
Rest of Europe
Retail	138.1	Yield capitalisation	Annual rent per sq ft (€)	34.68	1,237.00	137.96
			ERV per sq ft (€)	39.00	660.03	166.97
			Equivalent yield %	5.0	9.5	6.9
Rest of Europe
Office	166.1	Discounted cash flow	Annual rent per sq ft (€)	8.03	16.80	12.95
			ERV per sq ft (€)	6.04	19.51	13.31
			Equivalent yield %	6.2	9.0	7.5
Aggregate Rest of Europe	304.2		Annual rent per sq ft (€)	8.03	1,237	137.96
			ERV per sq ft (€)	5.57	660	166.97
			Equivalent yield %	5.4	9.5	6.9
Total	2,668.8

Footnotes:

1.	Includes adjustment in respect of straight line leases, which is recognised in the “Rent and other receivables” component of the condensed consolidated balance sheet.

2.	Estimated rental value.

3.	Includes assets classified as held-for-sale.

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II. 31 December 2015

Asset class Audited	Fair value at 31 December 2015 £m1,3			Range
		Valuation technique	Input	Low	High	Weighted average
United Kingdom
Retail	538.4	Yield capitalisation	Annual rent per sq ft (£)	2.78	154.19	14.27
			ERV[2] per sq ft (£)	3.50	171.98	14.05
			Equivalent yield %	3.3	11.8	6.3
Office	842.4	Yield capitalisation	Annual rent per sq ft (£)	5.99	52.50	20.22
			ERV per sq ft (£)	6.00	70.00	22.14
			Equivalent yield %	4.0	12.0	5.9
Industrial	179.4	Yield capitalisation	Annual rent per sq ft (£)	1.25	10.58	4.43
			ERV per sq ft (£)	1.25	11.52	4.53
			Equivalent yield %	4.5	10.0	6.4
Aggregate United Kingdom	1,560.2		Annual rent per sq ft (£)	1.25	154.19	12.89
			ERV per sq ft (£)	1.25	171.98	13.51
			Equivalent yield %	3.3	12.0	6.1
Residential	66.4	Yield capitalisation	ERV per unit (£)	12,600	20,700	16,504
			Equivalent yield %	4.0	4.0	4.0
Aggregate United Kingdom (including Residential)	1,626.6
Ireland
Retail	153.2	Yield capitalisation	Annual rent per sq ft (€)	6.25	302.33	30.21
			ERV per sq ft (€)	5.00	302.33	26.77
			Equivalent yield %	3.8	7.9	5.7
Office	306.3	Yield capitalisation	Annual rent per sq ft (€)	15.43	50.85	34.90
			ERV per sq ft (€)	15.50	50.00	40.07
			Equivalent yield %	4.6	8.0	5.0
Aggregate Ireland (excluding Residential)	459.5		Annual rent per sq ft (€)	6.25	302.33	32.97
			ERV per sq ft (€)	5.00	302.33	34.60

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			Equivalent yield %	3.8	8.0	5.3
Residential	76.7	Yield capitalisation	Annual rent per unit (€)	17,837	24,450	18,919
			ERV per unit (€)	18,667	29,250	19,977
			Equivalent yield %	4.7	5.8	4.9
Aggregate Ireland (including Residential)	536.2

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Asset class Audited	Fair value at 31 December 2015 £m1,3			Range
		Valuation technique	Input	Low	High	Weighted average
Rest of Europe
Retail	116.7	Yield capitalisation	Annual rent per sq ft (€)	30.95	1,237.00	140.32
			ERV per sq ft (€)	39.00	660.03	166.97
			Equivalent yield %	5.4	9.5	7.0
Rest of Europe
Office	141.6	Discounted cash flow	Annual rent per sq ft (€)	8.03	16.80	12.95
			ERV per sq ft (€)	5.57	18.58	12.13
			Equivalent yield %	6.2	9.1	7.6
Aggregate Rest of Europe	258.3		Annual rent per sq ft (€)	8.03	1,237.0	140.32
			ERV per sq ft (€)	5.57	660.03	166.97
			Equivalent yield %	5.4	9.5	7.6
Total	2,421.1

Footnotes:

1.	Includes adjustment in respect of straight line leases, which is recognised in the “Rent and other receivables” component of the condensed consolidated balance sheet.

2.	Estimated rental value.

3.	Includes assets classified as held-for-sale.

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(ii). Investment property under development
Investment property under development includes:

•	A second generation office building in Dublin, Ireland (‘Baggot Plaza’);

•	A development site in the Central Park portfolio in Dublin, Ireland (‘Block K’);

•	A second generation office building in Dublin, Ireland (‘Schoolhouse Lane’);

•	A site in suburban County Dublin (the ‘Stillorgan Leisureplex’)

•	An office building at Santisima Trinidad 5 in Madrid, Spain for conversion to residential real estate;

•	A retail property at Puerta del Sol 9 in Madrid, Spain for conversion to residential real estate; and

•	Residential real estate at Postigo de San Martín 3 in Madrid, Spain for conversion into a hotel.
On 4 July 2016 we announced that practical completion had been achieved on Baggot Plaza. On 28 July 2016 we achieved practical completion on Block K. For the purposes of the interim financial statements, these assets remain classified as investment properties under development at the balance sheet date.
Investment property under development in Ireland is valued using the investment method, with a deduction for costs necessary to complete the development. Investment property under development in the Rest of Europe is valued using the residual method which is the investment method, with a deduction for costs necessary to complete the development together with an allowance for the remaining risk.
The Stillorgan Leisureplex site has been valued using the comparison method, arriving at a price per acre of €7.2 million.
I. 30 June 2016

Asset class Unaudited	Fair value at 30 June 2016 £m			Range
		Valuation technique	Input	Low	High	Weighted average
Ireland
Investment property under development	156.9	Investment	Build per sq ft (€)	56.76	158.3	101.12
			ERV per sq ft (€)	25.00	52.50	31.90
			Equivalent yield %	4.7	7.0	4.8
Development land	12.0	Comparison	n/a	n/a	n/a	n/a

Rest of Europe
Investment property under development	74.6	Residual	Build per sq ft (€)	27.87	94.30	71.72
			Sales value per sq ft (€)	362.32	492.39	439.99
			ERV per sq ft (€)	81.29	81.29	81.29
			Net initial yield %	3.8	3.8	3.8
Total	243.5

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II. 31 December 2015

Asset class Audited	Fair value at 31 December 2015 £m			Range
		Valuation technique	Input	Low	High	Weighted average
Ireland
Investment property under development	92.7	Residual	Build per sq ft (€)	56.76	158.30	101.12
			ERV per sq ft (€)	15.00	50.00	31.90
			Net initial yield %	4.7	7.0	5.8
Rest of Europe
Investment property under development	40.5	Residual	Build per sq ft (€)[1]	64.10	129.14	90.39
			Sales value per sq ft (€)[1]	340.03	501.68	409.05
			ERV per sq ft (€)	71.54	96.62	82.31
			Net initial yield %	3.5	4.0	3.7
Total	133.2

Footnote:

1.	Re-presented on a basis consistent with the current reporting period.

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C. Sensitivity of measurement to variance of significant unobservable inputs
There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the inter-relationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in rent may be offset by an increase in yield, resulting in no net impact on the valuation. However if the inputs move in opposite directions (for example ERV increases and equivalent yield decreases), valuation movements can be amplified whereas if they move in the same direction, they may offset reducing the overall net valuation movement.
(i). Investment property
Rents and ERVs have a direct relationship to fair value, while equivalent yield has an inverse relationship.
The following table shows the impact on the fair value of investment property by applying a sensitivity to significant unobservable inputs.
I. 30 June 2016

	Fair value at 30 June 2016	Impact on valuations of a 5% change in ERV		Impact on valuations of a 25 bps change in equivalent yield

		Increase	Decrease	Increase	Decrease
Unaudited	£m	£m	£m	£m	£m
United Kingdom
Retail	524.8	14.6	(13.9)	(20.9)	22.8
Office	884.9	34.7	(34.7)	(39.8)	43.5
Industrial	190.0	5.1	(4.9)	(7.2)	7.7
Residential	70.4	4.2	(4.1)	(5.1)	5.9
	1,670.1	58.6	(57.6)	(73.0)	79.9
Ireland
Retail	166.7	5.6	(5.0)	(6.8)	7.4
Office	432.9	18.0	(17.3)	(20.9)	23.1
Residential	94.9	4.4	(4.4)	(4.7)	5.2
	694.5	28.0	(26.7)	(32.4)	35.7
Rest of Europe
Retail	138.1	5.5	(5.4)	(5.3)	5.8
Office	166.1	6.5	(6.4)	(6.1)	5.2
	304.2	12.0	(11.8)	(11.4)	11.0
	2,668.8	98.6	(96.10)	(116.80)	126.6

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II. 31 December 2015

	Fair value at 31 December 2015	Impact on valuations of a 5% change in ERV		Impact on valuations of a 25 bps change in equivalent yield

		Increase	Decrease	Increase	Decrease
Audited	£m	£m	£m	£m	£m
United Kingdom
Retail	538.4	14.8	(13.80)	(21.40)	23.4
Office	842.4	34.9	(34.90)	(39.70)	43.4
Industrial	179.4	5.4	(5.10)	(6.90)	7.5
Residential	66.4	4.1	(3.80)	(4.50)	5.4
	1,626.6	59.2	(57.60)	(72.50)	79.7
Ireland
Retail	153.2	5.2	(4.60)	(6.00)	6.6
Office	306.3	12.6	(12.60)	(15.10)	16.8
Residential	76.7	3.5	(3.50)	(3.80)	4.2
	536.2	21.3	(20.70)	(24.90)	27.6
Rest of Europe
Retail	116.7	4.5	(4.50)	(4.50)	4.9
Office	141.6	5.5	(5.50)	(4.80)	5.1
	258.3	10.0	(10.00)	(9.30)	10.0
	2,421.1	90.5	(88.30)	(106.70)	117.3

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(ii). Investment property under development
An increase/decrease in costs to complete and the discount factor will decrease/increase valuations respectively.
The following table shows the impact on the fair value of investment property under development by applying a sensitivity to significant unobservable inputs used.
I. 30 June 2016

	Fair value at 30 June 2016	Impact on valuation of a 5% change in build costs		Impact on valuation of a 5% change in ERV/sales value		Impact on valuation of a 25 bps change in net initial yield

		Increase	Decrease	Increase	Decrease	Increase	Decrease
Unaudited	£m	£m	£m	£m	£m	£m	£m
Ireland
Investment property under development	168.9	(0.8)	0.8	7.7	(7.7)	(8.9)	9.9
Rest of Europe
Investment property under development	74.6	(0.3)	0.3	3.9	(4.0)	(3.7)	4.2
	243.5	(1.1)	1.1	11.6	(11.7)	(12.6)	14.1
II. 31 December 2015

	Fair value at 31 December 2015	Impact on valuation of a 5% change in build costs		Impact on valuation of a 5% change in ERV/sales value		Impact on valuation of a 25 bps change in net initial yield

		Increase	Decrease	Increase	Decrease	Increase	Decrease
Audited	£m	£m	£m	£m	£m	£m	£m
Ireland
Investment property under development	92.7	(1.1)	1.1	5.6	(5.6)	(6.4)	7.2
Rest of Europe
Investment property under development	40.5	(0.4)	0.3	2.7	(2.8)	(2.3)	2.6
	133.2	(1.5)	1.4	8.3	(8.4)	(8.7)	9.8

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10. Loans secured by real estate

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Opening balance	179.2	211.0	211.0
Acquisition of loans secured by real estate	-	130.5	130.4
Disposal of collateral	(100.7)	(62.3)	(161.9)
Net change in fair value	0.6	6.9	5.1
Effects of translation to presentation currency	2.8	(9.0)	(5.4)
Closing balance	81.9	277.1	179.2

A. Valuation process
In estimating the fair value of the loans secured by real estate, the income approach was used. This is a valuation technique that provides an estimation of the fair value of an asset or business based on expectations about the cash flows that an asset or business would generate over time. At 30 June 2016 Duff & Phelps Ltd. performed procedures on the loans secured by real estate portfolio. In assessing the fair value of the loans secured by real estate, Duff & Phelps Ltd. have referenced valuations performed on the underlying collateral. At 30 June 2016, the value of the underlying collateral was £75.2 million (December 2015: £173.2 million).
Further information on the valuation methodology is provided in Note 18 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.
The key unobservable inputs used in the valuation of the Group’s loans secured by real estate at 30 June 2016 are the discount rates used which are based on investment opportunities to deliver similar risk-adjusted returns to an investor. The discount rate applied to the loans is 11.2% (December 2015: discount rate ranging between 8.1% and 11.2%).
B. Sensitivity of measurement to variance of significant unobservable inputs
Yield has an inverse relationship to valuation. There are inter-relationships between the unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the inter-relationship of two unobservable inputs moving in directions which have an opposite impact on value for example, cap rates, expected lease renewal dates, expected disposal values, may be offset by an increase in yield, resulting in no net impact on the valuation.
I. 30 June 2016

	Fair value at 30 June 2016	Impact on valuations of 100 bps change in discount rate

		Increase	Decrease
Unaudited	£m	£m	£m
United Kingdom	58.8	(0.2)	0.3
Ireland	23.1	(1.0)	1.0
	81.9	(1.2)	1.3
II. 31 December 2015

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	Fair value at 31 December 2015	Impact on valuations of 100 bps change in discount rate

		Increase	Decrease
Audited	£m	£m	£m
United Kingdom	157.3	(0.3)	0.3
Ireland	21.9	(1.0)	1.1
	179.2	(1.3)	1.4

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11. Property, plant and equipment

A. Acquisitions and disposals
During the six month period ended 30 June 2016, the Group spent £6.4 million on additions to property, plant and equipment (six month period ended 30 June 2015: £1.5 million). Depreciation charge for the same period was £1.3 million (six month period ended 30 June 2015: £1.3 million). The revaluation gain attributed to land and buildings totalled £1.6 million (six month period ended 30 June 2015: £1.1 million), whilst the effect of exchange rates accounted for a £3.1 million positive movement in the period (six month period ended 30 June 2015: negative £2.1 million movement). There were also some minor asset disposals during the period.
At 30 June 2016, the Group was contractually committed to £5.7 million (December 2015: £1.3 million) of future expenditure for the purchase, construction, development and enhancement of property, plant and equipment.
B. Valuation process
The Board determines the Group’s valuation policies and procedures for the valuation of property, plant and equipment. The Board decides which external valuer to appoint to be responsible for the external valuations of the Group’s property, plant and equipment, which represents its hotel assets. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained.
Further information on the valuation methodology is provided in Note 19 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.
The table below summarises the key unobservable inputs used in the valuation of the Group’s property, plant and equipment.
I. 30 June 2016

Asset class Unaudited	Fair value at 30 June 2016 £m	Inputs[1]	United Kingdom	Ireland

United Kingdom	38.5	Net operating income	£3.5m	€2.3m
Ireland	30.5	Occupancy %	72.0	67.9
		Discount rate %	8.8	9.0
		Exit yield %	6.8	7.0
		Average daily rate	£152.62	€107.00
Total	69.0	Stabilised year	2021	2017
II. 31 December 2015

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Asset class Audited	Fair value at 31 December 2015 £m	Inputs[1]	United Kingdom	Ireland

United Kingdom	36.9	Net operating income	£3.5m	€2.8m
Ireland	22.3	Occupancy %	72.0	72.0
		Discount rate %	9.0	9.0
		Exit yield %	6.5	7.0
		Average daily rate	£155.64	€108.12
Total	59.2	Stabilised year	2020	2018

Footnote:

1.	Inputs are presented in connection with a stabilised year.

There were no changes in valuation techniques during the period.

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C. Sensitivity of measurement to variance of significant unobservable inputs
There are inter-relationships between all these unobservable inputs as they are determined by market conditions. The existence of an increase in more than one unobservable input would be to magnify the impact on the valuation. The impact on the valuation will be mitigated by the inter-relationship of two unobservable inputs moving in directions which have an opposite impact on value e.g. an increase in hotel net operating income may be offset by an increase in exit yield, resulting in no net impact on the valuation. However, if the inputs move in opposite directions (for example average daily rate increases and exit yield decreases), valuation movements can be amplified whereas if they move in the same direction, they may offset reducing the overall net valuation movement.
I. 30 June 2016

Fair value at 30 June 2016		Impact on valuation of 10% change in estimated Hotel NOI		Impact on valuation of 10% change in occupancy %		Impact on valuation of 100 bps change in discount rate		Impact on valuation of 50 bps change in exit yield		Impact on valuation of 5% change in ADR

		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom	38.5	3.9	(3.8)	11.4	(11.4)	(5.7)	7.8	(3.1)	3.6	9.6	(9.6)
Ireland	30.5	3.2	(3.3)	10.8	(10.8)	(2.2)	2.3	(2.2)	2.5	2.1	(2.1)
	69.0	7.1	(7.1)	22.2	(22.2)	(7.9)	10.1	(5.3)	6.1	11.7	(11.7)
II. 31 December 2015

Fair value at 31 December 2015		Impact on valuation of 10% change in estimated Hotel NOI		Impact on valuation of 10% change in occupancy %		Impact on valuation of 100 bps change in discount rate		Impact on valuation of 50 bps change in exit yield		Impact on valuation of 5% change in ADR

		Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease	Increase	Decrease
Audited	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m
United Kingdom	36.9	3.6	(3.6)	11.7	(11.7)	(5.9)	8.1	(3.2)	3.7	10.0	(10.0)
Ireland	22.3	2.7	(2.7)	8.6	(8.6)	(3.3)	4.4	(1.8)	2.0	1.8	(1.8)
	59.2	6.3	(6.3)	20.3	(20.3)	(9.2)	12.5	(5.0)	5.7	11.8	(11.8)

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12. Borrowings

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Current liabilities
Secured borrowings	1.2	-	0.3
Unsecured borrowings	75.0	-	-
	76.2	-	0.3
Non-current liabilities
Secured borrowings	904.6	859.8	841.0
Bonds	759.0	300.0	594.8
	1,663.6	1,159.8	1,435.8
Unamortised borrowing costs	(20.8)	(16.2)	(21.8)
	1,642.8	1,143.6	1,414.0
	1,719.0	1,143.6	1,414.3

A. Reconciliation of carrying value
Movements in the Group’s borrowings are analysed in the following table.

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	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Opening balance	1,414.3	545.9	545.9
Principal repayments	(38.0)	(47.2)	(50.6)
Drawdown of new secured debt	67.1	670.9	351.2
Drawdown of revolving credit facility	75.0	-	-
Proceeds on issue of £300.0 million 3.95% unsecured 7 year bond	-	-	295.2
Proceeds on issue of €550.0 million 3.25% unsecured 10 year bond[1]	118.6	-	279.3
Borrowing costs incurred	(2.3)	(5.1)	(8.6)
Premium paid on issue of €550.0 million 3.25% unsecured 10 year bond[1]	2.0	-	-
Amortisation of borrowing costs, bond discount and bond premium	2.2	0.7	3.7
Effects of translation to presentation currency	80.1	(21.6)	(1.8)
Closing balance	1,719.0	1,143.6	1,414.3

Footnote:

1.	On 19 April 2016 we issued a further €150.0 million 3.25% senior unsecured note as a tap to the original €400.0 million 3.25% senior unsecured note issued on 12 November 2015.
The tables above, together with the analysis set out in Notes 12B and 12C are presented net of unamortised borrowing costs, which will be released to the income statement over the period of the associated borrowing. The analysis set out in Notes 12D and 12E excludes the effect of deducting unamortised borrowing costs.
Further information on the valuation methodology is provided in Note 25 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.

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B. Secured borrowings
I. 30 June 2016

	Drawdown date[1]	Effective interest rate	Maturity	Fair value[2]	Book value
Unaudited		%		£m	£m
€58.2 million mortgage borrowing	24 June 2014	Euribor + 2.75%	March 2019	39.8	39.2
£127.0 million mortgage borrowing	7 August 2014	Libor + 1.90%	October 2019[3]	84.8	84.3
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019	174.5	174.4
€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019[4]	205.7	205.4
£116.6 million mortgage borrowing	31 January 2015	Libor + 2.50%	30 January 2018	89.8	89.8
£70.7 million mortgage borrowing	31 January 2015	2.90%	30 January 2020	72.4	70.4
£165.0 million mortgage borrowing	31 January 2015	2.91%	30 January 2023	168.5	160.9
€3.1 million mortgage borrowing	19 May 2015	2.92%	1 September 2037	2.6	2.5
€37.25 million mortgage borrowing	22 January 2016	Euribor + 1.60%	29 December 2030	31.0	30.1
€50.0 million mortgage borrowing	1 March 2016	Euribor + 1.60%	1 March 2031	41.6	40.4

				910.7	897.4
Unamortised borrowing costs					8.4
					905.8
These loans are secured by fixed charges over certain investment and development property assets. The value of investment property and development property over which security has been granted is £1,705.0 million (December 2015: £1,576.8 million).
The Group also has access to an €8.0 million facility in connection with a Spanish asset. This facility is currently undrawn and it will expire on 29 December 2020.

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II. 31 December 2015

	Drawdown date[1]	Effective interest rate	Maturity	Fair value[2]	Book value
Audited		%		£m	£m
€58.2 million mortgage borrowing	24 June 2014	Euribor + 2.75%	March 2019	35.5	34.6
£127.0 million mortgage borrowing	7 August 2014	Libor + 1.90%	October 2019[3]	101.7	100.0
£184.0 million mortgage borrowing	24 September 2014	Libor + 1.80%	December 2019	171.1	174.2
€264.0 million mortgage borrowing	17 December 2014	Euribor + 2.125%	December 2019[4]	194.6	193.3
£116.6 million mortgage borrowing	31 January 2015	Libor + 2.50%	30 January 2018	98.2	98.5
£70.7 million mortgage borrowing	31 January 2015	2.90%	30 January 2020	70.3	70.3
£165.0 million mortgage borrowing	31 January 2015	2.91%	30 January 2023	158.3	160.8
€3.1 million mortgage borrowing	19 May 2015	2.92%	1 September 2037	2.3	2.3
				832.0	834.0
Unamortised borrowing costs					7.3
					841.3

Footnotes:

1.	Drawdown date or date of acquisition, whichever is later.

2.
The fair value of floating rate borrowings has been established using an equivalent market value established by the Investment Manager determining the equivalent credit spread for this debt at the balance sheet date. The fair value of fixed rate borrowings has been calculated using a discounted cash flow approach.

3.
This facility contains two options to extend the maturity date by one year each upon 90 to 120 days prior notice, satisfaction of the conditions per the facility agreement and payment of a 0.125% extension fee.

4.	This facility contains two options to extend the maturity date by one year each upon satisfaction of the conditions per the facility agreement and payment of a 0.2% extension fee.

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C. Bonds
I. 30 June 2016

	Issue date	Effective interest rate	Maturity	Fair value[1]	Book value
Unaudited		%		£m	£m
£300.0 million 3.95%, 7 year unsecured bond	30 June 2015	3.95%	30 June 2022	304.3	294.0
€550.0 million 3.25%, 10 year unsecured bond[1]	12 November 2015	3.25%	12 November 2025	475.6	453.5
				779.9	747.5
Unamortised borrowing costs					11.5
					759.0

Footnote:

1.	On 19 April 2016 we issued a further €150.0 million 3.25% senior unsecured note as a tap to the original €400.0 million 3.25% senior unsecured note issued on 12 November 2015.

II. 31 December 2015

	Issue date	Effective interest rate	Maturity	Fair value[1]	Book value
Audited		%		£m	£m
£300.0 million 3.95%, 7 year unsecured bond	30 June 2015	3.95%	30 June 2022	295.1	293.5
€400.0 million 3.25%, 10 year unsecured bond	12 November 2015	3.25%	12 November 2025	294.3	287.9
				589.4	581.4
Unamortised borrowing costs					13.4
				594.8

Footnote:

1.	The fair value of each of the unsecured bonds has been calculated using the quoted market price as at the balance sheet date.

D. Revolving credit facility
The Group maintains a £225.0 million multi-currency revolving credit facility. At 30 June 2016, £75.0 million had been drawn against this facility, and £150.0 million remains undrawn (December 2015: £225.0 million undrawn). Unamortised borrowing costs total £0.9 million (December 2015: £1.2 million).
E. Maturity profile of borrowings
The maturity profile of the Group’s borrowings is as follows:

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	30 June 2016	31 December 2015
	Unaudited	Audited
	£m	£m

Due within one year	76.2	0.3
Due between two and five years	673.2	677.3
Due between six and ten years	947.4	757.1
Due greater than ten years	43.0	1.4
Closing balance	1,739.8	1,436.1

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F. Interest rate profile of borrowings
I. 30 June 2016

	Total	Floating rate	Fixed rate	Weighted average interest rate	Weighted average period for which rate is fixed	Weighted average period to maturity
Unaudited	£m	£m	£m	%	Years	Years
Gross borrowings in Pound Sterling	959.3	352.0	607.4	3.0	5.3	4.4
Gross borrowings in Euro	780.5	318.9	461.6	2.8	9.4	8.0
	1,739.8	670.9	1,069.0	2.9	7.5	6.0
II. 31 December 2015

	Total	Floating rate	Fixed rate	Weighted average interest rate	Weighted average period for which rate is fixed	Weighted average period to maturity
Audited	£m	£m	£m	%	Years	Years
Gross borrowings in Pound Sterling	909.3	376.9	532.4	2.9	7.0	5.1
Gross borrowings in Euro	526.8	229.7	297.1	2.8	10.0	7.2
	1,436.1	606.6	829.5	2.9	8.0	5.9

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13. Derivative financial instruments

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
Non-current assets	£m	£m	£m
Interest rate caps not designated as hedges	0.3	1.8	0.9
Foreign currency forward contracts designated as net investment hedges	0.2	12.9	9.7
Zero cost foreign currency options designated as net investment hedges	-	1.5	-
	0.5	16.2	10.6
Non-current liabilities
Zero cost foreign currency options designated as net investment hedges	(14.8)	-	(2.3)
Interest rate cross currency swaps designated as net investment hedges	(27.1)	-	(7.8)
Foreign currency forward contracts designated as net investment hedges	(2.3)	-	-
	(44.2)	-	(10.1)
	(43.7)	16.2	0.5
The Group has entered into interest rate cap contracts with notional amounts of £218.6 million (December 2015: £218.6 million) on Sterling-denominated debt and €298.2 million (£248.8 million) (December 2015: €227.5 million or £167.7 million) on Euro-denominated debt. The caps are used to hedge the exposure to the variable interest rate payments on mortgage borrowings.
The Group has also entered into foreign currency forward contracts and zero cost foreign currency options with notional amounts of €360.0 million (£280.1 million) to hedge its net investment in Euro operations (December 2015: €310.0 million or £240.1 million). The Group also entered into a cross currency swap with a notional amount of €210.8 million (£150.0 million) to convert a portion of the proceeds from its £300.0 million debut senior unsecured bond into Euro (December 2015: €210.8 million or £150.0 million). The fixed-to-fixed swap arrangement effectively reduced the coupon on the £300.0 million 3.95%, 7 year unsecured bond to 3.59% (December 2015: 3.35%).
Further information on the valuation methodology is provided in Note 26 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.

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14. Financial instruments - fair values and risk management
A. Accounting classifications and fair values
The following table shows the book values and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.
I. 30 June 2016

	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
Unaudited	£m	£m	£m	£m	£m	£m	£m	£m
Loans secured by real estate	81.9	81.9	81.9	-	-	-	-	81.9
Derivative financial assets	0.5	0.5	0.3	0.2	-	-	0.5	-
Total financial assets disclosed at fair value	82.4	82.4	82.2	0.2	-	-	0.5	81.9

Borrowings	1,719.0	1,765.6	-	-	1,765.6	-	779.9	985.7
Derivative financial liabilities	44.2	44.2	-	44.2	-	-	44.2	-
Total financial liabilities disclosed at fair value	1,763.2	1,809.8	-	44.2	1,765.6	-	824.1	985.7
II. 31 December 2015

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	Carrying value	Fair value	Fair value through the profit and loss	Fair value hedging instruments	Other financial liabilities	Level 1	Level 2	Level 3
Audited	£m	£m	£m	£m	£m	£m	£m	£m
Loans secured by real estate	179.2	179.2	179.2	-	-	-	-	179.2
Derivative financial assets	10.6	10.6	0.9	9.7	-	-	10.6	-
Total financial assets disclosed at fair value	189.8	189.8	180.1	9.7	-	-	10.6	179.2

Borrowings	1,414.3	1421.4	-	-	1,421.4	-	589.4	832.0
Derivative financial liabilities	10.1	10.1	-	10.1	-	-	10.1	-
Total financial liabilities disclosed at fair value	1,424.4	1,431.5	-	10.1	1,421.4	-	599.5	832.0

B. Measurement of fair values
The fair value of rent and other receivables, cash and cash equivalents, and trade and other payables approximate their carrying value and they are carried at amortised cost.

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C. Financial risk management
The Group’s activities expose it to a variety of financial risks: market risk (including interest rate risk and foreign currency risk), credit risk and liquidity risk.
The interim financial statements do not include all financial risk management information and disclosures required in the annual financial statements.
Further information on financial risk management is set out in Note 27 to the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015. There have been no changes in any risk management policies since 31 December 2015.
(i). Market risk
(a). Foreign currency risk
The Group has operations in Europe which transact business denominated mostly in Euro. There is currency exposure caused by translating the local trading performance and local net assets into Pound Sterling for each financial period and at each reporting date.
The Group’s net investment translation exposure (including the impact of derivative financial instruments) is summarised below:

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Gross Euro-denominated assets	1,417.0	644.6	1,129.7
Gross Euro-denominated liabilities	(1,266.3)	(489.8)	(944.0)
	150.7	154.8	185.7

Gross currency liabilities include the nominal amount of £430.1 million (December 2015: £383.9 million) of foreign exchange derivatives designated as net investment hedges. The Group has entered into a number of foreign exchange contracts including forward contracts, options and a cross-currency swap to sell €570.8 million (December 2015: €520.8 million) and buy Pound Sterling.
The sensitivity below has been determined based on the exposure to foreign exchange rates for derivative financial instruments at the balance sheet date and represents management’s assessment of possible changes to the fair value of the Group’s cross currency swaps as a result of possible changes in foreign exchange rates:

	Impact on profit	Impact on net asset value
	30 June 2016	31 December 2015	30 June 2016	31 December 2015
	Unaudited	Audited	Unaudited	Unaudited
	£m	£m	£m	£m
100 bps strengthening in exchange spot rate	-	0.1	1.5	1.9
100 bps weakening in exchange spot rate	-	(0.1)	(1.5)	(1.9)
200 bps strengthening in exchange spot rate	-	0.3	3.0	3.7
200 bps weakening in exchange spot rate	-	(0.3)	(3.0)	(3.7)

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(ii). Liquidity risk
The table below summarises the expected maturity profile of the Group’s financial liabilities based on contractual undiscounted payments and includes estimated interest payments.
I. 30 June 2016

	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
Unaudited	£m	£m	£m	£m	£m	£m
Secured borrowings	5.9	17.3	112.9	632.4	246.8	1,015.3
£300.0 million 3.95%, 7 year unsecured bond	-	11.1	11.1	33.3	348.7	404.2
€550.0 million 3.25%, 10 year unsecured bond	-	14.9	14.9	44.8	533.6	608.2
Revolving credit facility	-	75.9	-	-	-	75.9
Derivative financial instruments	-	0.5	-	16.6	27.1	44.2
Trade and other payables	0.6	6.4	0.5	1.5	1.3	10.3
	6.5	126.1	139.4	728.6	1,157.5	2,158.1
II. 31 December 2015

	Less than 3 months	3 to 12 months	1 to 2 years	2 to 5 years	Over 5 years	Total
Audited	£m	£m	£m	£m	£m	£m
Secured borrowings	5.6	17.4	23.3	716.6	174.6	937.5
£300.0 million 3.95%, 7 year unsecured bond	-	10.2	10.2	30.6	320.7	371.7
€400.0 million 3.25%, 10 year unsecured bond	-	9.6	9.6	28.7	342.7	390.6
Derivative financial instruments	-	-	-	2.3	7.8	10.1
Trade and other payables	30.0	1.6	1.7	1.1	0.7	35.1
	35.6	38.8	44.8	779.3	846.5	1,745.0

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(iii). Capital management
The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern and as such it aims to maintain a prudent mix between borrowings and equity financing. The Group’s capital structure comprises equity attributable to shareholders of the Company, borrowings and cash and cash equivalents. Equity comprises issued share capital, reserves and retained earnings as disclosed in the condensed consolidated statement of changes in equity. Borrowings comprise term loan facilities, revolving credit facility and unsecured bonds.
The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business.
Details of borrowings are set out in Note 12. Save for the unsecured bond issued in June 2015, the Euro medium term note programme drawdowns in 2015 and 2016 and the drawdown of the revolving credit facility, borrowings are secured on specific portfolios and are non–recourse to the Group as a whole. During the period, the Group did not breach any of its loan covenants, nor did it default on any other of its obligations under its loan agreements.
(a). Net debt

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Borrowings (see Note 12)	1,719.0	1,143.6	1,414.3
Add: Unamortised borrowing costs (see Note 12)	20.8	16.2	21.8
	1,739.8	1,159.8	1,436.1
Cash and cash equivalents	(459.0)	(470.3)	(326.5)
Net debt (excluding unamortised borrowing costs)	1,280.8	689.5	1,109.6

(b). Portfolio value

	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Investment and development property (see Note 9)	2,912.3	1,883.0	2,554.3
Loans secured by real estate (see Note 10)	81.9	277.1	179.2
Property, plant and equipment (see Note 11)	69.0	58.7	59.2
	3,063.2	2,218.8	2,792.7

(c). Loan to value

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	30 June 2016	30 June 2015	31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m
Total property portfolio	3,063.2	2,218.8	2,792.7
Net debt (excluding unamortised borrowing costs)	1,280.8	689.5	1,109.6
LTV %	41.8	31.1	39.7

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15. Stated capital

Ordinary shares Number
Authorised
Ordinary shares	Unlimited

Ordinary shares issued and fully paid
Shares in issue at 1 January 2016	135,993,938
At 30 June 2016	135,993,938
£m
As at 1 January 2016	1,322.2
As at 30 June 2016	1,322.2

16. Dividends

			Six month period ended 30 June 2016	Six month period ended 30 June 2015
			Unaudited	Unaudited
	Per share amount	Date of payment	£m	£m
Interim dividend	7 pence	20 March 2015	-	9.5
Interim dividend	8 pence	29 May 2015	-	10.8
Interim dividend	12 pence	31 March 2016	16.3	-
Interim dividend	12 pence	23 May 2016	16.3	-
			32.6	20.3
On 5 August 2016, the Board proposed an interim dividend of 12 pence per share, resulting in a total dividend of £16.3 million. It will be paid on 31 August 2016 to shareholders on the register at the close of business on 19 August 2016. This interim dividend has not been recognised as a liability in the interim financial statements as it was declared after the period end date.

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17. Gain on sale of investment property and loan collateral

	Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
	Unaudited	Unaudited	Audited
	£m	£m	£m

Investment property
Gross proceeds from the sale of investment property	62.9	24.7	97.9
Selling costs	(0.9)	(0.5)	(2.2)
Net proceeds on the sale of investment property	62.0	24.2	95.7
Carrying value of assets held as investment property	(62.2)	(24.4)	(86.1)
(Loss)/gain on disposal of investment property	(0.2)	0.5	9.6

Loan collateral
Gross proceeds from the sale of collateral property on loans secured by real estate	102.6	68.3	96.6
Selling costs	(1.5)	-	-
Net proceeds on sale of collateral property	101.1	68.3	96.6
Carrying value of collateral assets	(100.7)	(63.3)	(91.6)
Gain on disposal of collateral property	0.4	5.0	5.0
	0.2	5.5	14.6

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The carrying value of assets sold during the six month period ended 30 June 2016 is £62.2 million. Included within this figure are assets with a fair value of £51.0 million which were classified as assets held-for-sale at 31 December 2015.

18. Related party transactions
A. Parent and ultimate controlling party
The Company’s parent and ultimate controlling party is Kennedy-Wilson Holdings, Inc. (‘KWI’). This is by virtue of the Investment Manager, an indirect wholly owned subsidiary of KWI, acting as investment manager to the Company in accordance with the terms of the investment management agreement between the Investment Manager and the Company, and the Investment Manager being entitled to receive certain management and performance fees.
In addition, KWI (through its subsidiaries) holds 29,350,731 shares in the Company at 30 June 2016 (December 2015: 24,675,597).
(i). Investment management fee
The Investment Manager, pursuant to the terms of an investment management agreement with the Company, is entitled to receive an investment management fee from the Company at an annual rate of 1.0% of the EPRA NAV of the Company, payable quarterly in arrears.
The investment management fees were as follows:

•
For the quarter ended 31 December 2015, the investment management fee payable to the Investment Manager totalled £4.1 million. Of this amount £1.9 million cash was paid on 31 December 2015. The remaining £2.2 million was satisfied by the Company through a cash payment of circa £0.1 million, and the share-based element of £2.1 million was satisfied by the purchase of ordinary shares for cash in the market for delivery to the Investment Manager. On 1 March 2016, 184,165 shares were acquired to settle the share-based element of the investment management fee.

•
For the quarter ended 31 March 2016, the investment management fee payable to the Investment Manager totalled £4.0 million. Of this amount £2.0 million cash was paid on 31 March 2016. The remaining £2.0 million share-based element was satisfied by the purchase of ordinary shares for cash in the market for delivery to the Investment Manager. On 6 May 2016, 185,627 shares were acquired to settle the share-based element of the investment management fee.

•
For the quarter ended 30 June 2016, the investment management fee payable to the Investment Manager totals £4.2 million. Of this amount £2.0 million was paid on 29 June 2016. The remaining £2.2 million will be satisfied by the Company through a cash payment of circa £0.1 million, and the share-based element of £2.1 million is expected to be satisfied insofar as possible by the purchase of ordinary shares for cash in the market for delivery to the Investment Manager at a price per ordinary share no greater than the last reported NAV per ordinary share and otherwise by the issuance of new ordinary shares at a price per share equal to the last reported NAV per ordinary share.

The total amount of the investment management fee in respect of the period from 1 January 2016 to 30 June 2016 was £8.1 million (six month period ended 30 June 2015: £7.3 million).
The Investment Manager has also paid certain expenses on behalf of the Company and the Company has reimbursed the Investment Manager in the amount of £0.8 million (six month period ended 30 June 2015: £0.2 million).
Further details of the investment management fee arrangements are set out in Note 31A(i) of the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.
(ii). Performance fee
The Investment Manager, pursuant to the terms of an investment management agreement with the Company, is entitled to receive a performance fee. It is a form of remuneration used to reward the Investment Manager for generating returns to shareholders.

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Since the average closing share price of the Company’s ordinary shares for the twenty days immediately prior to the invoice date for the 2015 performance fee was below the last reported NAV per share the 2015 performance fee was settled by the purchase of ordinary shares in the market for the cash equivalent amount of the performance fee being £29.7 million. On 1 March 2016, 2,684,102 shares were acquired to settle the performance fee.
The total amount of the performance fee in respect of the period from 1 January 2016 to 30 June 2016 was £Nil (six month period ended 30 June 2015: £5.5 million).
Further details of the performance fee arrangements are set out in Note 31A(ii) of the consolidated financial statements included in the Annual Report and Accounts for the year ended 31 December 2015.

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B. Transactions with key management personnel
(i). Amounts paid to key management personnel
(a). Directors fees
The Directors of the Company received total fees for the period as follows:

	Six month period ended 30 June 2016	Six month period ended 30 June 2015	Year ended 31 December 2015
	Unaudited	Unaudited	Audited
	£	£	£
Charlotte Valeur	72,500	72,500	145,000
William McMorrow	-	-	-
Mark McNicholas	50,000	50,000	100,000
Simon Radford	50,000	50,000	100,000
Mary Ricks	-	-	-
	172,500	172,500	345,000
Pursuant to the terms of the investment management agreement between the Investment Manager and the Company, each of William McMorrow and Mary Ricks has waived his/her fees as Directors of the Company.
(b). Investment management fee
The Investment Manager is considered to be included within the definition of key management personnel. The total Investment Management fee for the six month period ended 30 June 2016 is £8.1 million (six month period ended 30 June 2015: £7.3 million), details of which are set out in Note 18A(i).
(c). Performance fees
The Investment Manager, as noted above, is considered to be included within the definition of key management personnel. The total performance fee accrued for the six month period ended 30 June 2016 is £Nil (six month period ended 30 June 2015: £5.5 million), details of which are set out in Note 18A(ii).
(d). Total amounts payable
The total amount paid to key management personnel during the six month period ended 30 June 2016 is £9.1 million (six month period ended 30 June 2015: £13.2 million).

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(ii). Interests in share capital of the Company
The Directors’ interests in the shares of the Company are detailed below:

	30 June 2016	30 June 2015	31 December 2015

Charlotte Valeur	-	-	-
William McMorrow	200,149	80,916	80,916
Mark McNicholas	-	-	-
Simon Radford	9,200	-	-
Mary Ricks	280,149	80,916	120,916
	489,498	161,832	201,832
Included in the shareholding noted above are 119,233 restricted share units which were awarded on 1 March 2016 to each of William McMorrow and Mary Ricks. Such restricted share units were granted in respect of the shares awarded to the Investment Manager in satisfaction of the Performance Fee for the year ended 31 December 2015. The restricted share units will vest, subject to continuous service, in equal tranches over a period of three years with the first vesting to occur in March 2017 and thereafter in March 2018 and March 2019.
Each restricted share unit that vests shall represent the right to receive payment of one ordinary share.
Dividends paid on ordinary shares in the Company held by directors and restricted share units which the directors are entitled to totalled approximately £77,000 during the six month period ended 30 June 2016 (six month period ended 30 June 2015: approximately £24,000).
C. Other related parties
There were no transactions with other related parties.
19. Subsequent events
A. Practical completion achieved on Baggot Plaza
On 4 July 2016 we achieved practical completion of the Baggot Plaza development asset in Dublin. In May 2015 the Group through one of its wholly owned subsidiaries entered into an agreement with Bank of Ireland for a new 25-year lease for the entire building at a headline rent of €47.50 per square foot with a tenant break option at year 20 and a rent free period from practical completion of 11 months.
B. Practical completion achieved on Block K
On 28 July 2016 we achieved practical completion of the Block K development asset in Central Park, Dublin.
C. Investment management fee
On 5 August 2016, the Company approved the payment of the investment management fee of £4.2 million (for the quarter ended 30 June 2016), payable to the investment manager.
20. Assets held-for-sale
The Group has identified certain of its investment properties as held-for-sale in accordance with IFRS 5. The carrying value of such assets was £147.0 million at the balance sheet date (December 2015: £51.0 million).
21. Approval of the interim financial statements
These interim financial statements were authorised for issue by the Company’s Board of Directors on 5 August 2016.

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Appendix 30 June 2016
UK portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	2.8	32	879.3	52.2	5.8	6.9	4.6	95.1
Retail	2.1	131	411.3	27.2	6.2	6.9	8.3	96.7
Industrial	2.9	34	190.0	11.8	5.9	7.3	6.2	94.2
Leisure	0.6	12	113.5	6.6	5.5	7.0	12.1	96.9
Residential	0.1	1	76.0	1.2	1.5	2.9	-	87.5
Property Total	8.5	210	1,670.1	99.0	5.6	6.7	6.3	95.3
Development	-	-	-	-	-	-	-	-
Hotel	-	1	38.5	1.7	4.2	5.8	-	-
Loans	-	7	58.8	5.7	9.2	9.6	-	-
Total/average	8.5	218	1,767.4	106.4	5.7	6.8	6.3	95.3
Irish portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	0.8	13	434.2	19.7	4.3	5.4	8.1	93.9
Retail	0.5	7	159.1	9.6	5.8	6.4	16.8	98.0
Industrial	-	-	-	-	-	-	-	-
Leisure	0.0	1	3.1	0.1	4.5	6.9	17.0	100.0
Residential	0.3	2	98.1	4.5	4.3	4.4	-	96.93
Property Total	1.6	23	694.5	33.9	4.7	5.6	10.9	94.5
Development[4]	-	4	168.9	-	-	-	-	-
Hotel	-	1	30.5	1.3	4.1	5.1	-	-
Loans	-	3	23.1	1.0	4.1	4.0	-	-
Total/average	1.6	31	917.0	36.2	4.6	5.5	10.9	94.5
Spanish portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Retail	0.9	17	138.1	8.8	6.1	6.7	3.3	83.3
Development[4]	-	3	74.6	-	-	-	-	-
Total/average	0.9	20	212.7	8.8	6.1	6.7	3.3	83.3
Italian portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	1.1	9	166.1	10.0	5.8	6.3	6.4	100.0
Total/average	1.1	9	166.1	10.0	5.8	6.3	6.4	100.0

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Total portfolio summary

			Portfolio	Ann.	EPRA	Acq’n		EPRA
	Area	No. of	value[1]	NOI	NIY	YOC	WAULT	occup'y
Sector	(m sq ft)	assets	(£m)	(£m)	(%)	(%)	(years)	(%)
Office	4.7	54	1479.6	81.9	5.3	6.4	5.6	95.4
Retail	3.5	155	708.5	45.6	6.1	6.8	8.9	93.6
Industrial	2.9	34	190.0	11.8	5.8	7.3	6.2	94.2
Leisure	0.6	13	116.6	6.7	5.4	7.0	12.2	96.9
Residential	0.4	3	174.1	5.7	3.1	3.6	-	93.9[2]
Property Total	12.1	259	2,668.8	155.7	5.4	6.4	7.0	94.6
Development[3]	-	7	243.5	-	-	-	-	-
Hotel	-	2	69.0	3.0	4.1	5.6	-	-
Loans	-	10	81.9	6.7	7.7	8.2	-	-
Total/average	12.1	278	3,063.2	161.44	5.5	6.5	7.0	94.6
Footnotes:

1.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than FIP which was completed by Colliers); loan portfolios have been fair valued by Duff & Phelps in each case at 30 June 2016

2.	Excludes commercial units

3.	Includes three development sites in Spain and four in Ireland

4.	Topped-up NOI: £165.4 million
Total portfolio: top ten assets1

	UK/			Approx area	EPRA NIY[2]	WAULT[3]	EPRA occup'y4
Asset	Ireland	City	Sector	(000 sq ft)	(%)	(years)	(%)
Buckingham Palace Road	UK	London	Office	224	4.0	4.0	100.0
Baggot Plaza	Ireland	Dublin 4	Develop.	129	Na	Na	Na
40/42 Mespil Road	Ireland	Dublin 4	Office	118	3.7	11.9	100.0
Russell Court	Ireland	Dublin 2	Office	139	4.1	9.2	100.0
Towers Business Park	UK	Manchester	Office	289	4.2	4.9	95.4
Vantage / Central Park	Ireland	Dublin 18	PRS[5]	260	4.2	Na	96.7[6]
Stillorgan S.C.	Ireland	Co. Dublin	Retail	142	5.7	7.3	98.1
Pioneer Point	UK	London	PRS[5]	1,527	1.5	Na	87.5
Friars Bridge Court	UK	London	Office	99	3.2	0.9	98.2
LMG	Spain	Madrid	Retail	325	5.8	1.9	71.3
Total				1,877	4.3	5.6	93.9

Footnotes:

1.
    Excludes loans secured by real estate assets
2.
    EPRA net initial yield: Annualised rental income based on the cash rents passing at the balance sheet date, less non-recoverable property operating expenses, divided by the portfolio value, (adding purchaser’s costs)
3.
    WAULT to first break, calculated on commercial assets excluding hotels, residential and development properties
4.
    Based on ERV
5.
    Private rented sector
6.
    Excludes commercial
7.
    Excludes area of vacant south tower

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Total portfolio: Top ten tenants

Tenant	Total rent (£m)	% of total rent
Italian Government	11.5	7.4
Telegraph Media Group Ltd	5.8	3.7
British Telecommunications	4.9	3.1
Carrefour	4.3	2.7
Governor and Company of Bank of Ireland	3.9	2.5
KPMG	3.8	2.4
HSBC Plc	3.4	2.2
UK Government	3.4	2.2
Conoco (UK) Ltd	3.0	1.9
Mason Hayes & Curran	2.8	1.8
Top ten tenants	46.8	29.9
Remaining tenants	109.8	70.1
Total	156.6	100.0
Lease expiry profile1

	Number of leases expiring	Gross annual rent (£m)	% of total gross annual rent
2016	96	6.9	4
2017	99	16.5	11
2018	85	14.8	9
2019	68	13.5	9
2020	104	18.6	12
2021	78	15.1	10
2022	37	19.3	12
2023	30	5.1	3
2024	35	5.7	4
Thereafter	157	41.5	26
Total	789	157.0	100
Footnote:

1.	Commercial leases only

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